SECURITIES PURCHASE AND LOAN AGREEMENT

National Investment Managers Inc.
485 Metro Place South, Suite 275
Dublin, Ohio 43017

November 30, 2007

Woodside Capital Partners IV, LLC
25 Mall Road
Burlington, MA  01803

Woodside Capital Partners IV QP, LLC
25 Mall Road
Burlington, MA  01803

Lehman Brothers Commercial Bank
745 Seventh Avenue
New York, NY 10019

Woodside Agency Services, LLC, as Collateral Agent
25 Mall Road
Burlington, MA  01803

Ladies and Gentlemen:

The undersigned, National Investment Managers Inc., a Florida corporation (the "Company"), hereby agrees with the Collateral Agent and the Holders as follows:

1. DEFINITIONS.

For all purposes of this Securities Purchase and Loan Agreement (the "Agreement") the following terms shall have the meanings set forth herein or elsewhere in the provisions hereof:

Acquired EBITDA. Acquired EBITDA shall mean, for any period, with respect to any Person or business acquired pursuant to a Permitted Acquisition, an amount equal to the amount set forth on Schedule 1(a), as such schedule may be amended from time to time by the Company with the prior written consent of the Holders.

Acquired Party. Acquired Party shall mean any Person, 100% of the outstanding equity interest or substantially all of the assets of which are acquired by the Company or any of its Subsidiaries in connection with a Permitted Acquisition.

Adjusted EBITDA. Adjusted EBITDA shall mean, for any period, but without duplication, the sum of (a) EBITDA, plus (b) Acquired EBITDA (if applicable). The Company shall be permitted for the fiscal quarter ending December 31, 2007 to add back into the calculation of Adjusted EBITDA extraordinary expenses incurred in the Company’s fiscal quarter ending March 31, 2007 in an amount not to exceed $242,763 and in the Company’s fiscal quarter ending June 30, 2007, in an amount not to exceed $450,000. In addition, the Company shall be permitted for the fiscal quarter ending March 31, 2008 to add back into the calculation of Adjusted EBITDA extraordinary expenses incurred in the Company’s fiscal quarter ending June 30, 2007 in an amount not to exceed $450,000.

Adjusted Net Worth. Adjusted Net Worth shall mean, in connection with any liquidation or sale of assets by the Company, the consolidated net worth of the equity of the Company, immediately prior to such liquidation or immediately after such sale, determined in accordance with GAAP, taking into account (i) the total consideration received by the Company for such transaction, (ii) the transaction costs incurred in connection with such transaction, and (iii) any liabilities of the Company whether or not to be discharged in connection with such transaction.

Affiliate. Affiliate shall mean any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company (or other specified Person) and shall include (a) any Person who is a director or beneficial holder of at least 15% of any class of the then outstanding capital stock (or other shares of beneficial interest) of the Company (or other specified Person) and Family Members of any such Person, (b) any Person of which the Company (or other specified Person) or an Affiliate (as defined in clause (a) above) of the Company (or other specified Person) shall, directly or indirectly, either beneficially own at least 15% of any class of the then outstanding capital stock (or other shares of beneficial interest) or constitute at least a 15% equity participant, and (c) in the case of a specified Person who is an individual, Family Members of such Person; provided, however, that no Investor shall be an Affiliate of the Company for the purposes of this Agreement.

Approval Date. Approval Date shall mean the date on which the put arrangements set forth in Section 11 hereof shall have been approved by the requisite holders of the Preferred Stock, and evidence thereof shall have been delivered to the Holders.

Call Closing Date. See Section 11.3.

Call Notice. See Section 11.3.

Capital Expenditures. Capital Expenditures shall mean amounts paid or Indebtedness incurred by the Company or any of its Subsidiaries in connection with the purchase or lease of fixed assets (both tangible and intangible) that would be required to be capitalized and shown on the balance sheet of such Person in accordance with GAAP.

Capital Transaction. Capital Transaction shall mean any of the following: (i) any sale or other disposition of all or substantially all of the assets of the Company or any of its Subsidiaries in any single transaction or series of related transactions; (ii) any transfer or other disposition in any single transaction or series of related transactions of a majority of the Company’s or any of its Subsidiary’s Common Stock; (iii) a Qualified Public Offering; (iv) the liquidation or dissolution of the Company or any of its Subsidiaries; (v) a merger or consolidation of the Company or any of its Subsidiaries in which the Company or such Subsidiary, as applicable, is not the surviving entity; (vi) a Change of Control or (vii) the repayment in full of the Senior Debt or the Notes.

Change of Control. Change of Control shall mean any of the following: (i) any person or group of persons (within the meaning of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934,) of 30% or more of the issued and outstanding shares of capital stock of the Company having the right to vote for the election of directors of the Company under ordinary circumstances; (ii) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; or (iii) the Company ceases to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of any of its Subsidiaries.

Charter. Charter shall include the articles or certificate of incorporation, statute, constitution, joint venture or partnership agreement, operating agreement or articles or other organizational document of any Person other than an individual, each as from time to time amended or modified.

CIP Agreement. CIP Agreement shall mean that certain Contingent Interest Payment Agreement, dated as of the date hereof, among the Company, the Holders and the Collateral Agent.

Closing. See Section 2.3.

Closing Date. See Section 2.3.

Code. Code shall mean the Internal Revenue Code of 1986, any successor statute of similar import, and the rules and regulations thereunder, collectively and as from time to time amended and in effect.

Collateral. Collateral shall mean all of the property, rights and interest of the Company and its Subsidiaries that are or are intended to be the subject of the Liens created by the Security Documents.

Collateral Agent. Collateral Agent shall mean Woodside Agency Services, LLC, as agent for the Holders and any successor thereto.

Commission. Commission shall mean the Securities and Exchange Commission.

Common Equity Value. See Section 11.5(a).

Common Stock. Common Stock shall mean, collectively, (a) the Common Stock of the Company described in Section 4.5(a), (b) any capital stock or other securities into which or for which Common Stock shall have been converted or exchanged pursuant to any recapitalization, reorganization or merger of the Company, and (c) any shares of capital stock issued with respect to the foregoing pursuant to a stock dividend or stock split.

Company. See preamble.

Company Appraisal. See Section 11.5(b).

Company Appraiser. See Section 11.5(b).

Consolidated or consolidated. Consolidated or consolidated shall mean, with reference to any term defined herein, that term as applied to the accounts of the Company and all of its Subsidiaries, consolidated in accordance with GAAP.

Co-Sale Rights Agreements. Co-Sale Rights Agreements shall mean the Co-Sale Agreements, dated as of the date hereof, by and among the Company, the Holders, and certain holders of its capital stock party thereto.

Default. Default shall mean an event or condition which with the passage of time or giving of notice, or both, would become an Event of Default.

Distribution. Distribution shall mean (a) the declaration or payment of any dividend on or in respect of any shares of any class of capital stock or other equity interest of the Company or other specified Person (other than dividends payable in the form of capital stock), (b) the purchase, redemption or other retirement of any shares of any class of capital stock or other equity interests of the Company or other specified Person, directly or indirectly through a Subsidiary of such Person or otherwise; the return of capital by any Person to its shareholders or equity holders as such; or otherwise, or (c) any other distribution on or in respect of any shares of any class of capital stock or other equity interests of the Company or other specified Person.

EBITDA. EBITDA shall mean, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to (a) Net Income for such period, plus (b) the sum of (i) consolidated interest charges for such period, (ii) the provision for federal, state, provincial, local and foreign income taxes payable by the Company and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense for such period, (iv) non-cash charges for stock based compensation for such period, and (v) non-cash extraordinary and unusual or non-recurring writedowns or writeoffs for such period, in each case, to the extent deducted in calculating such Net Income, minus (c) any extraordinary, unusual, non-recurring or non-operating gains for such period, in each case, calculated for the Company and its Subsidiaries in accordance with GAAP on a consolidated basis.

Employment Agreements. Employment Agreements shall mean the Employment Agreements, between the Company and (a) each of its Key Employees, (b) each Person listed on Schedule 1(b) hereto and (c) each seller in connection with a Permitted Acquisition, in each case, in a form acceptable to the Holders.

Environmental Actions. Environmental Actions shall mean any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any governmental authority, or any third party involving violations of Environmental Laws or Releases of Hazardous Substances from (a) any assets, properties, or businesses of the Company, its Subsidiaries, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or on to any facilities which received Hazardous Substances generated by the Company, its Subsidiaries, or any of their predecessors in interest.

Environmental Laws. Environmental Laws shall mean all federal, state and local laws relating to public health, or to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) including, without limitation, the Clean Air Act, as amended, CERCLA, the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Toxic Substances Control Act, the Federal Water Pollution Control Act, as amended, the Safe Drinking Water Act, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, any state Laws implementing the foregoing federal Laws, and all other Laws relating to or regulating (i) emissions, discharges, releases, or cleanup of pollutants, contaminants, chemicals, polychlorinated biphenyls (PCB's), oil and gas exploration and production wastes, brine, solid wastes, or toxic or Hazardous Substances or wastes (collectively, the "Polluting Substances"), (ii) the generation, processing, distribution, use, treatment, handling, storage, disposal, or transportation of Polluting Substances, or (iii) environmental conservation or protection. References in this Agreement to Environmental Laws existing or in effect as of a particular date shall include written administrative interpretations and policies then existing or in effect.

Environmental Liabilities and Costs. Environmental Liabilities and Costs shall mean all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any governmental authority or any third party, and which relate to any Environmental Action.

Environmental Lien. Environmental Lien shall mean any Lien in favor of any governmental authority for Environmental Liabilities and Costs.

ERISA. ERISA shall mean the federal Employee Retirement Income Security Act of 1974, any successor statute of similar import, and the rules and regulations thereunder, collectively and as from time to time amended and in effect.

Events of Default. See Section 10.1.

Exercising Holder. See Section 11.1.

Excepted Capital Raises. Excepted Capital Raises shall mean the sale of equity interests of the Company (a) to Laurus Master Fund, Ltd. (or its Affiliates) on the Closing Date and (b) to any Person so long as the net proceeds received by Company in connection with such sale are used to acquire the Common Stock that Duncan Capital Group LLC and DCI Master LDC are required to purchase pursuant to that certain Put Agreement dated as of November 30, 2005 with IBF Fund Liquidating LLC.

Family Members. Family Members shall mean, as applied to any individual, any parent, spouse, child, spouse of a child, brother or sister of the individual, and each trust created for the benefit of one or more of such Persons and each custodian of a property of one or more such Persons.

Fee Agreement. Fee Agreement shall mean that certain Fee Agreement, dated as of the date hereof, among the Company, the Holders and the Collateral Agent.

Fee Letter. Fee Letter shall mean the letter agreement, dated September 25, 2007, by and among the Company, Woodside IV, Lehman Brothers Commercial Bank and Lehman Commercial Paper Inc.

Financing Agreements. Financing Agreements shall include this Agreement, the Securities, the Registration Rights Agreement, the Intercreditor Agreement, the Subordination Agreements, the Co-Sale Rights Agreements, the Fee Agreement, the Fee Letter, the CIP Agreement, the Guaranties, the Security Documents, and any and every other present or future instrument or agreement from time to time entered into between the Company or any of its Subsidiaries and the Collateral Agent or any Holder of the Securities and which relates to this Agreement or is stated to be a Financing Agreement, as from time to time amended or modified and all statements, reports or certificates delivered by or on behalf of the Company and any of its Subsidiaries to the Collateral Agent or any Holder of the Securities in connection herewith or therewith.

Financial Statements. See Section 4.7(a)(i).

Fixed Charge Coverage Ratio. Fixed Charge Coverage Ratio shall mean, as of any date of determination and as determined for the Company and its Subsidiaries on a consolidated basis, the ratio of (a) Adjusted EBITDA for the four fiscal quarter period ending as of such date, less cash taxes paid during such period, less Capital Expenditures made during such period to (b) the amount of the current portions of long term Indebtedness at such date, plus interest expense on Indebtedness for Borrowed Money during such period.

Formula Value. See Section 11.5(c).

Fully Diluted Basis. Fully Diluted Basis shall mean, at any time, the sum of (i) the number of shares of Common Stock then outstanding plus (ii) the number of shares of Common Stock then issuable upon exercise of then outstanding warrants, options or convertible securities, in each case, (x) to the extent then exercisable and (y) assuming that a share of Preferred Stock would convert into Common Stock only to the extent that the per share value of the Common Stock which would be received in respect of such share of Preferred Stock upon conversion thereof would exceed the “conversion price” of such Preferred Stock.

GAAP. GAAP shall mean the Generally Accepted Accounting Principals adopted in the United States which are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect from time to time, (b) applied on a basis consistent with prior periods, and (c) such that a certified public accountant would, insofar as the use of accounting principles is pertinent, be in a position to deliver an unqualified opinion as to financial statements in which such principles have been properly applied.

Guaranties. Guaranties shall mean the guarantees of the Obligations, granted or to be granted by each of the Guarantors.

Guarantors. Guarantors shall mean each of the Subsidiaries of the Company as of the date hereof and any additional Subsidiaries of the Company who become Guarantors pursuant to Section 7.19.

Hazardous Substances. Hazardous Substances shall mean any hazardous waste as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33), and any toxic substance, oil, petroleum, friable asbestos, hazardous materials, or other substances regulated by any Environmental Laws.

Holder. Holder shall mean, as to any Security, the holder thereof, unless such holder shall have presented such Security to the Company for transfer and the transferee shall have been entered in the Company's stock register (in the case of Warrant Shares), in the register referred to in Section 14.1(a) (in the case of a Note) or in the register referred to in Section 14.2(a) (in the case of a Warrant), as a subsequent holder, in which case "Holder" shall mean such subsequent holder.

Indebtedness. Indebtedness shall include all obligations, contingent and otherwise, which in accordance with GAAP should be classified upon the obligor's balance sheet as liabilities, or to which reference should be made by footnotes thereto, including without limitation, in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all guaranties, endorsements and other contingent obligations whether direct or indirect in respect of Indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase Indebtedness, or to assure the owner of Indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the Indebtedness held by such owner or otherwise, (d) all obligations to repurchase, redeem, retire or defease (i) any capital stock, (ii) other equity interests, or (iii) rights to acquire equity interests, provided, that the conversion of one class of stock solely to another class of stock shall not be deemed to create Indebtedness and (e) all Indebtedness for Borrowed Money.

Indebtedness for Borrowed Money. Indebtedness for Borrowed Money shall mean (a) all Indebtedness of the Company and its Subsidiaries for borrowed money, whether current or funded, or secured or unsecured, (b) all Indebtedness of the Company and its Subsidiaries for the deferred purchase price of property or services represented by a note or other security, (c) all Indebtedness of the Company and its Subsidiaries created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company or any of its Subsidiaries (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all Indebtedness of the Company and its Subsidiaries secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (e) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which the Company or any of its Subsidiaries are liable as lessee, (f) any liability of the Company or any of its Subsidiaries in respect of banker's acceptances or letters of credit, including any reimbursement obligations with respect thereto, (g) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clause (a), (b), (c), (d), (e) or (f) above, and (h) all Indebtedness referred to in clause (a), (b), (c), (d), (e), (f) or (g) above which is directly or indirectly guaranteed by the Company or any of its Subsidiaries, or which the Company or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire, or in respect of which the Company or any of its Subsidiaries has otherwise assured a creditor against loss.

Independent Director. Independent Director shall mean a Person other than an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons shall not be considered independent:

(a) a director who is, or at any time during the past three years was, employed by the Company;

(b) a director who accepted or who has a Family Member who accepted any compensation from the Company in excess of $100,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

(i) compensation for board or board committee service;

(ii) compensation paid to a Family Member who is an employee (other than an executive officer) of the Company; or

(iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation;

(c) a director who is a Family Member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;

(d) a director who is, or has a Family Member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

(i) payments arising solely from investments in the Company's securities; or

(ii) payments under non-discretionary charitable contribution matching programs;

(e) a director of the issuer who is, or has a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the issuer serve on the compensation committee of such other entity; or

(f) a director who is, or has a Family Member who is, a current partner of the Company's outside auditor, or was a partner or employee of the Company's outside auditor who worked on the Company's audit at any time during any of the past three years.

Intangible Assets. Intangible Assets shall mean goodwill, write-up in book value of assets, the excess of cost over book value of acquired businesses accounted for by the purchase method, customer lists, non-compete agreements, formulae, trademarks, trade names, patents, patent rights and deferred expenses (including, but not limited to, unamortized debt discount and expense, organizational expense and packaging and product development and design expense).

Intercreditor Agreement. Intercreditor Agreement shall mean that certain Intercreditor and Subordination Agreement, dated as of the date hereof, among the Collateral Agent, the Holders and the Senior Creditor.

Interest Coverage Ratio. Interest Coverage Ratio shall mean, as of any date of determination and as determined for the Company and its Subsidiaries on a consolidated basis, the ratio of (a) Adjusted EBITDA for the four fiscal quarter period ending as of such date less Acquired EBITDA for such period to (b) interest expense on Indebtedness for Borrowed Money made during such period.

Investments. Investments shall mean (a) any share of capital stock, units, interests, evidence of Indebtedness or other security issued by any other Person, (b) any loan, advance, or extension of credit to, or contribution to the capital of, any other Person, (c) any purchase of the securities of any other Person, or commitment to make such purchase, and (d) any other investment in any other Person; provided, however, that the term "Investment" shall not include (i) trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms, and all letters of credit or other instruments securing or evidencing the same, (ii) advances to employees for travel expenses, drawing accounts and similar expenditures but only to the extent that all such advances outstanding at any particular time do not exceed $25,000, (iii) stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to the Company or any of its Subsidiaries or as security for any such Indebtedness or claim, (iv) any acquisition of assets or stock of a Person which is permitted pursuant to Section 7.14, and (v) the endorsement for collection of instruments in the ordinary course of business.

Investor Appraisal. See Section 11.5(b).

Investor Appraiser. See Section 11.5(b).

Investors. Investors shall mean Woodside, Lehman and any permitted transferee of Securities.

Issuance Notice. See Section 8.4(b).

Key Employee. Key Employee shall mean each of Steven Ross and John Davis so long each such Person is an employee of the Company or any of its Subsidiaries, and any other employee of the Company receiving aggregate annual compensation from the Company of not less than $250,000.

Lehman. Lehman shall mean Lehman Brothers Commercial Bank.

Leverage Ratio. Leverage Ratio shall mean, as of any date of determination, the ratio of (a) Total Funded Debt at such date to (b) Adjusted EBITDA for the four fiscal quarter period ending as of such date.

Lien. Lien shall mean (a) any encumbrance, mortgage, pledge, lien, charge or other security interest of any kind upon any property or assets of any character, or upon the income or profits therefrom; or (b) any acquisition of or agreement to have an option to acquire any property or assets upon conditional sale or other title retention agreement, device or arrangement (including a capitalized lease); or (c) any sale, assignment, pledge or other transfer for security of any accounts, general intangibles, or chattel paper, with or without recourse.

Loan. Loan shall mean the term loan in the original principal amount of $6,000,000 made by Lehman to the Company pursuant to Section 2.1(c).

Major Holder. Major Holder shall mean the holder or holders at the relevant time (excluding the Company) of (a) in the case of the Notes, at least 10% or more in outstanding principal amount of the Notes, (b) in the case of the Warrants and Warrant Shares, at least 10% of the total number of (i) the Warrant Shares then issuable upon exercise of the outstanding Warrants plus (ii) then outstanding Warrant Shares and (c) if no class of Securities is referred to, the Major Holders of the Notes so long as any Notes are outstanding, and the Major Holders of the then outstanding Warrants and Warrant Shares.

Majority Holders. Majority Holders shall mean the holder or holders at the relevant time (excluding the Company) of (a) in the case of the Notes, 50.1% or more in outstanding principal amount of the Notes, (b) in the case of the Warrants and Warrant Shares, 50.1% or more of the number of (i) the Warrant Shares then issuable upon exercise of the outstanding Warrants plus (ii) then outstanding Warrant Shares and (c) if no class of Securities is referred to, the Majority Holders of Notes so long as any Notes are outstanding and the Majority Holders of the then outstanding Warrants and Warrant Shares.

Material Adverse Effect. Material Adverse Effect shall mean (i) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole; (ii) a material impairment of the rights and remedies of the Collateral Agent or any Holder, or of the ability of the Company or any Guarantor to perform its obligations under any Financing Agreement to which it is a party; or (iii) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or any Guarantor of any Financing Agreement to which it is a party.

Maturity Date. Maturity Date shall mean January 31, 2011.

Maximum Rate. See Section 3.5(c).

Negotiation Period. See Section 11.5(b).

Net Income. Net Income shall mean, with respect to any Person, the book net income (or book net loss, as the case may be) of such Person for any period, after all taxes actually paid or accrued and all expenses and other charges determined in accordance with GAAP consistently applied.

Net Worth. Net Worth shall mean, with respect to the Company and its Subsidiaries on a consolidated basis, Total Assets, less Total Liabilities, plus all accumulated amortization of Intangible Assets subsequent to the date of this Agreement.

Non Compete Agreements. Non Compete Agreements shall mean the Non-Compete Agreements (or applicable provisions of Employment Agreements that contain non-compete covenants), between the Company and (a) each of its Key Employees, (b) each Person listed on Schedule 1(b) hereto and (c) each seller in connection with a Permitted Acquisition, in each case, in a form acceptable to the Holders.

Notes. Notes shall mean the Senior Secured Notes of the Company aggregating up to $12,000,000 in principal amount issued pursuant to Section 2.1 hereof and any other Notes transferred to any other holders pursuant to Section 15 hereof.

Obligations. Obligations shall mean all indebtedness, obligations and liabilities of the Company or any of its Subsidiaries (including, without limitation, those in connection with the “put” rights of the Holders described in Section 11) to any of the Holders or the Collateral Agent, individually or collectively, existing on the date hereof or arising thereafter, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Financing Agreements, irrespective of whether for the payment of money, direct or indirect, absolute or contingent, due or to become due, voluntary or involuntary, joint or several, liquidated or unliquidated, secured or unsecured, whether now existing or hereafter arising, and including all interest, costs, fees (including attorneys fees), and expenses (including interest, costs, indemnities, fees, taxes and expenses that accrue with respect thereto, irrespective of whether a claim therefore is allowed pursuant to the provisions of the Bankruptcy Code or other insolvency proceeding (if applicable)) and any and all other amounts which the Company or any of its Subsidiaries is required to pay pursuant to any of the foregoing, by law, or otherwise.

Permitted Acquisition. Permitted Acquisition shall mean any acquisition by the Company or any of its Subsidiaries of all or substantially all of the assets of any Person or all of the capital stock (or other equity interests) of any Person; provided that, with respect to any such acquisition, each of the following conditions is met:

(i) the Acquired Party is in the same line or similar line of business as the Company and its Subsidiaries;

(ii) the Holders have provided their prior written consent to such acquisition; provided that the consent of the Holders shall not be required in the event that (a) the aggregate purchase price for the acquisition is less than $800,000, (b) the aggregate purchase price for all acquisitions with a purchase price of less than $800,000 during any 24 month period is less than $2,000,000 and (c) the Company does not require funding under the Senior Loan Agreement to finance such acquisition;

(iii) both immediately before and immediately after giving effect to such acquisition, no Default shall be continuing or shall result therefrom, and, after giving effect on a pro forma basis to the acquisition, the Company shall be in compliance with all terms and conditions of this Agreement and the other Financing Agreements;

(iv) the Company and the Acquired Party shall comply with Section 7.19; and

(v) prior to such acquisition, the Holders shall have received the acquisition agreement, all other acquisition-related documents and the Acquired Party’s financial statements, and such agreements and financial statements shall be satisfactory to the Holders; provided that the Company shall not be required to satisfy this condition if (a) the aggregate purchase price for the acquisition is less than $800,000, (b) the aggregate purchase price for all acquisitions with a purchase price of less than $800,000 during any 24 month period is less than $2,000,000 and (c) the Company does not require funding under the Senior Loan Agreement to finance such acquisition.

Permitted Indebtedness. See Section 7.10.

Permitted Liens. See Section 7.11.

Person. Person shall mean an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, and any government, governmental department or agency or political subdivision thereof.

Post-Closing Letter. Post Closing Letter shall mean that certain Post-Closing letter agreement, dated the date hereof, between the Company and the Collateral Agent.

Preferred Stock. Preferred Stock shall mean, collectively, (a) the Preferred Stock of the Company described in Section 4.5(a), (b) any capital stock or other securities into which or for which Preferred Stock shall have been converted or exchanged pursuant to any recapitalization, reorganization or merger of the Company, and (c) any shares of capital stock issued with respect to the foregoing pursuant to a stock dividend or stock split.

Preemptive Right. See Section 8.4(a).

Prepayment Price. Prepayment Price shall mean, at any time, with respect to any repayment or prepayment of the Notes at such time (whether voluntary or involuntary) or, following an Event of Default, any acceleration or demand for payment of the Notes at such time, the principal amount of Notes (including any payment in kind interest accrual) being redeemed or repaid multiplied by the applicable price percentage set forth below:

Period	Prepayment Price Percentage
November 30, 2007 through November 30, 2009	105%
December 1, 2009 through January 30, 2011	102.5%
Maturity Date	100%

; provided, however, in the event that the repayment or prepayment occurs in connection with a sale of all or substantially all of the Company’s assets or Common Stock, then the Prepayment Price shall be the principal amount of Notes being redeemed or repaid multiplied by the applicable price percentage set forth below:

Period	Prepayment Price Percentage
November 30, 2007 through November 30, 2008	103%
December 1, 2008 through November 30, 2009	102%
December 1, 2009 through January 30, 2011	101%
Maturity Date	100%

; provided further that, if the Holders shall have received on or prior to May 30, 2009 an aggregate amount of (i) fees, (ii) interest and (iii) cash in connection with the Holders exercising their “put” rights hereunder in an amount equal to or greater than 12,000,000, the Prepayment Price Percentage applicable to any repayment or prepayment made in connection with a sale of all or substantially all of the Company’s assets or Common Stock shall be 100%.

Projections. See Section 4.7(a)(ii).

Public Sale. Public Sale shall mean any sale of Common Stock or other equity interest to the public pursuant to a public offering registered under the Securities Act or to the public through a broker or market-maker pursuant to the provisions of Rule 144 (or any successor rule) adopted under the Securities Act or any other public offering not required to be registered under the Securities Act.

Public Valuation Criteria. Public Valuation Criteria shall mean, at any time of determination, that (i) the Company’s common stock equity is publicly-traded at an average daily trading volume level over the past 90 days which is greater than or equal to 1.50% of the outstanding common stock equity of the Company, (ii) the number of non-restricted shares of the Company’s common stock equity available to be publicly-traded as of the last date for which such information is publicly available is greater than or equal to 25% of the total shares outstanding of common stock equity of the Company, (iii) the product of all non-restricted shares of the Company’s common stock equity available to be publicly-traded as of the last date for which such information is publicly available multiplied by the thirty-day average per share closing stock price of the Company’s common stock equity is at least $25,000,000 and (iv) the closing stock price of the Company’s common stock equity is at least $1.00 per share.

Purchase Price. See Section 2.2.

Put Closing Date. See Section 11.2.

Put Notice. See Section 11.1.

Qualified Public Offering. Qualified Public Offering shall mean the closing of the Company’s underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of shares of Common Stock in which not less than $20,000,000 of gross proceeds are received by the Company for the account of the Company.

Real Property. See Section 4.13.

Registration Rights Agreement. Registration Rights Agreement shall mean the Registration Rights Agreement, dated as of the date hereof, by and among the Company and the Holders.

Related Agreements. Related Agreements shall mean, collectively, the Financing Agreements, the Senior Documents, the Employment Agreements, the Non-Compete Agreements and any document governing or evidencing the Subordinated Debt.

Release. Release shall have the meaning specified in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§9601 et seq. and the regulations promulgated thereunder, as in effect from time to time.

Remedial Action. Remedial Action shall mean all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Substances in the indoor or outdoor environment, (b) prevent or minimize a Release or threatened Release of Hazardous Substances so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Substances authorized by Environmental Laws.

Repurchase Price. See Section 11.5(a).

Rescission Notice. See Section 11.4.

Restricted Payment. Restricted Payment shall mean any payment (whether in cash, securities or other property) to or for the benefit of any Affiliate of the Company or any of its Subsidiaries in respect of any Indebtedness (other than Subordinated Debt) owed by or other obligation of the Company or such Subsidiary to such Affiliate.

Securities. Securities shall mean the Notes, the Warrants and the Warrant Shares.

Securities Act. Securities Act shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

Security Documents. Security Documents shall mean all security agreements, Guaranties, pledge agreements, UCC financing statements, and any other instruments or documents required by the Collateral Agent to be executed or delivered hereunder to secure the Obligations.

Sellers. Sellers shall mean the holders of the Seller Subordinated Closing Debt listed on Schedule 1(c) hereto.

Seller Subordinated Closing Debt. Seller Subordinated Closing Debt shall mean the Indebtedness of the Company set forth on Schedule 1(c) hereto.

Seller Subordination Agreements. Seller Subordination Agreements shall mean those certain Subordination Agreements, dated as of the date hereof, among each Seller, the Collateral Agent, the Holders and the Company.

Senior Creditor. Senior Creditor shall mean RBS Citizens, National Association.

Senior Debt. Senior Debt shall have the meaning assigned to it in the Intercreditor Agreement.

Senior Documents. Senior Documents shall mean the Senior Loan Agreement, and all promissory notes, reimbursement agreements, guaranties, security agreements, trademark security agreements, pledge agreements, deeds of trust, mortgages, subordination agreements and other instruments, agreements and documents executed at any time pursuant thereto or in connection therewith, including all amendments thereto.

Senior Loan Agreement. Senior Loan Agreement shall mean that certain Revolving Line of Credit and Term Loan Agreement, dated as of even date herewith, between the Senior Creditor and the Company (as amended and in effect from time to time, including any restatement of or replacement agreement therefore, whether with the same or different parties).

Specified Shareholder. Specified Shareholder shall mean any Person that, together with its Affiliates, holds a number of shares of the Common Stock in excess of 2% of the aggregate number of shares of Common Stock then outstanding, calculated on a Fully Diluted Basis.

Subsidiary. Subsidiary shall mean any Person of which the Company or other specified Person now or hereafter shall, at the time, own directly, or indirectly through a Subsidiary, at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally.

Subordinated Debt. Subordinated Debt shall mean (a) the Seller Subordinated Closing Debt and (b) unsecured Indebtedness owed to a seller as part of the purchase price in connection with a Permitted Acquisition so long as such Indebtedness is made subordinate and junior in right of payment to any and all Obligations pursuant to a Subordination Agreement satisfactory to the Holders.

Subordination Agreement. Subordination Agreement shall mean (a) the Seller Subordination Agreements and (b) any other agreement satisfactory to the Holders subordinating any Subordinated Debt.

Third Appraiser. See Section 11.5(b).

Total Assets. Total Assets shall mean all assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

Total Funded Debt. Total Funded Debt shall mean the Notes, the Senior Debt, the Subordinated Debt and any other Indebtedness for Borrowed Money of the Company or its Subsidiaries.

Total Liabilities. Total Liabilities shall mean all liabilities of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP and classified as such on the consolidated balance sheet of the Company and its Subsidiaries.

Transfer Notice. See Section 15.2.

Unrepurchased Securities. See Section 11.4.

Warrants. Warrants shall mean the Warrants of the Company issued to the Holders pursuant to Section 2.1 hereof and any other Warrants transferred to any other permitted holders pursuant to Section 15 hereof; provided that no Warrants which have been sold pursuant to a Public Sale shall be considered to be outstanding Warrants or Securities hereunder.

Warrant Shares. Warrant Shares shall mean, collectively, (a) shares of Common Stock issuable upon exercise of the Warrants in accordance with their terms, (b) any capital stock or other securities into which or for which such Common Stock shall have been converted or exchanged pursuant to any recapitalization, reorganization or merger of the Company, and (c) any shares of capital stock issued with respect to the foregoing pursuant to a stock dividend or a stock split; provided that no Warrant Shares which have been sold pursuant to a Public Sale shall be considered to be outstanding Warrant Shares or Securities hereunder.

Woodside QP. Woodside QP shall mean Woodside Capital Partners IV QP, LLC.

Woodside IV. Woodside IV shall mean Woodside Capital Partners IV, LLC.

2. SALE AND PURCHASE OF SECURITIES; TERM LOAN.

2.1 Sale and Purchase of Securities; Term Loan. (a) The Company agrees to issue and sell to Woodside QP and, subject to all of the terms and conditions hereof and in reliance on the representations and warranties set forth or referred to herein, Woodside QP agrees to purchase, at the Closing (as described below) (i) a Senior Secured Note of the Company, in the aggregate principal amount of $3,273,000, such Note to be in the form of Exhibit A hereto, (ii) a $0.50 Common Stock Purchase Warrant for the purchase of 1,566,346 shares of Common Stock, such Warrant to be in the form of Exhibits B-1 hereto, (iii) a $1.00 Common Stock Purchase Warrant for the purchase of 1,044,230 shares of Common Stock, such Warrant to be in the form of Exhibits B-2 hereto and (iv) a $1.50 Common Stock Purchase Warrant for the purchase of 522,115 shares of Common Stock, such Warrant to be in the form of Exhibits B-3 hereto;

(b) The Company agrees to issue and sell to Woodside IV and, subject to all of the terms and conditions hereof and in reliance on the representations and warranties set forth or referred to herein, Woodside IV agrees to purchase, at the Closing (as described below) (i) a Senior Secured Note of the Company, in the aggregate principal amount of $2,727,000, such Note to be in the form of Exhibit A hereto, (ii) a $0.50 Common Stock Purchase Warrant for the purchase of 1,305,049 shares of Common Stock, such Warrant to be in the form of Exhibits B-1 hereto, (iii) a $1.00 Common Stock Purchase Warrant for the purchase of 870,033 shares of Common Stock, such Warrant to be in the form of Exhibits B-2 hereto and (iv) a $1.50 Common Stock Purchase Warrant for the purchase of 435,016 shares of Common Stock, such Warrant to be in the form of Exhibits B-3 hereto;

(c) Subject to all of the terms and conditions hereof, Lehman agrees to lend to the Company, at the Closing (as described below), an amount equal to $6,000,000, such term loan to be evidenced by a Senior Secured Note of the Company, in the aggregate principal amount of $6,000,000, such Note to be in the form of Exhibit A hereto; and

(d) The Company agrees to issue to Lehman, subject to all of the terms and conditions hereof and in reliance on the representations and warranties set forth or referred to herein, at the Closing (as described below), (i) a $0.50 Common Stock Purchase Warrant for the purchase of 2,871,394 shares of Common Stock, such Warrant to be in the form of Exhibits B-1 hereto, (ii) a $1.00 Common Stock Purchase Warrant for the purchase of 1,914,264 shares of Common Stock, such Warrant to be in the form of Exhibits B-2 hereto and (iii) a $1.50 Common Stock Purchase Warrant for the purchase of 957,131 shares of Common Stock, such Warrant to be in the form of Exhibits B-3 hereto

2.2.  Purchase Price. The aggregate purchase price for the Securities purchased pursuant to Section 2.1(a) and (b) is $6,000,000 (the “Purchase Price”). The parties hereto agree that (a) the aggregate purchase price for the Note to be issued to Woodside QP at the Closing is $3,271,909.00; (b) the aggregate purchase price for the Warrants to be issued to Woodside QP at the Closing is $1,091.00; (c) the aggregate purchase price for the Note to be issued to Woodside IV at the Closing is $2,726,091.00; and (d) the aggregate purchase price for the Warrants to be issued to Woodside IV at the Closing is $909.00, and, in each case, will be reported as such by all parties for federal, state and local tax purposes.

2.3. Closing. The closing of the purchase, sale and issuance of Securities and the Loan (the "Closing") will take place at the offices of Bingham McCutchen LLP, 150 Federal Street, Boston, Massachusetts 02110, at 10:00 a.m. on November 30, 2007, or at such other time, date and place as the parties hereto may mutually agree upon (the "Closing Date"). At the Closing, the Company will deliver to the Holders the Securities described in Section 2.1 hereof against (a) payment by the Holders of the Purchase Price in immediately available funds and (b) the making of the Loan to the Company in immediately available funds. Each of the Securities described in Section 2.1 hereof issued at the Closing will be issued to the Holders and registered in their name in the records of the Company.

2.4.  Use of Proceeds. The proceeds from the sale of the Securities hereunder and the Loan will be used solely for the purposes set forth on Schedule 2.4 hereto. The Company agrees that it will not use any part of the proceeds from the sale of the Securities or the Loan to purchase or carry any "margin security" or "margin stock," as such terms are defined in any regulation, rule or interpretation of the Board of Governors of the Federal Reserve System.

3. PRINCIPAL AND INTEREST PAYMENTS ON NOTES; SECURITY.

3.1.  Mandatory Principal Repayment. The Company agrees to (x) repay the aggregate principal amount of the Notes in one installment in the amount of the Prepayment Price on the earlier to occur of (a) the Maturity Date, (b) a Capital Transaction and (c) the acceleration of the Notes following an Event of Default, and (y) prepay the Notes, at the Prepayment Price, in an amount equal to (i) 100% of the net cash insurance proceeds received by the Company or any of their Subsidiaries in respect the loss, destruction or condemnation of any Collateral, (ii) 100% of the net cash proceeds received by the Company or any of its Subsidiaries from any asset sale not permitted pursuant to Section 7.14 and (iii) 100% of the net cash proceeds received by the Company or any of its Subsidiaries from any offering or sale of equity interests (other than proceeds received by the Company from Excepted Capital Raises), provided that (1) any such amounts applied to permanently prepay a loan made under the Senior Loan Agreement, as in effect on the date hereof, where such prepayment is accompanied by a corresponding reduction of the Senior Creditor’s commitment to make loans under the Senior Loan Agreement, as in effect on the date hereof, shall not be required to be applied to prepay the Notes and (2) in the event that the Leverage Ratio as of the most recently ended fiscal quarter is less than 3.00:1.00, no prepayment under clause (iii) shall be required so long as such proceeds are used to finance a Permitted Acquisition within three months of receipt of such proceeds by the Company or any of its Subsidiaries. Any payments required under this Section 3.1 shall be made to the Holders of the Notes pro rata, in accordance with the outstanding principal amounts of such Holder’s Notes.

3.2.  Optional Prepayments. Subject to the last sentence of this Section 3.2, the Company may at any time and from time to time prepay all or any portion (in integral multiples of $500,000) of the principal amount of the Notes, provided that (a) such prepayment shall be allocated to all of the Notes outstanding at the time in proportion to the respective outstanding principal amounts thereof, (b) all accrued and unpaid interest on the principal amount being prepaid is paid at the same time as such prepayment, (c) any such prepayment shall be made to the Holders of the Notes pro rata, in accordance with the outstanding principal amounts of such Holder’s Notes, (d) the Company shall give the Holders irrevocable written notice of such prepayment not less than 5 nor more than 30 days prior to the prepayment date, specifying (i) such prepayment date, (ii) the principal amount of the Notes to be prepaid on such date, and (iii) the accrued interest applicable to the prepayment and (iv) that such prepayment is to be made pursuant to this Section 3.2, and (e) the principal amount of the Notes payable in the event of an optional prepayment pursuant to this Section 3.2 shall be an amount equal to the Prepayment Price. All Notes which have been prepaid may not be reborrowed. All optional prepayments under this Section 3.2 shall be applied first to all costs, expenses, indemnities and other amounts payable hereunder and under the applicable Notes, then to payment of default interest, if any, then to payment of premium, if any, then to payment of accrued interest and thereafter to payment of principal. Notwithstanding the foregoing, the Company shall not prepay all or any portion of the principal amount of the Notes at any time prior to May 30, 2009.

3.3.  Presentation or Surrender of Notes. The Company may, as a condition to accepting any prepayment of a Note, require the Holder thereof to present such Note at the place specified in the Note for payment of the principal thereof, for notation thereon of the amount and date of such prepayment, or, if such Note is prepaid in full, to surrender the same to the Company.

3.4.  No Reborrowing. No amount repaid or prepaid pursuant to Section 3.1 or 3.2 may be reborrowed under the Notes.

3.5.  Interest Payments. (a) Subject to Sections 3.5(b) and 3.5(c) hereof, the unpaid principal amount of the Notes outstanding from time to time shall bear interest from the Closing Date until and including the Maturity Date, at a rate equal to fifteen percent (15%) per annum, of which (A) twelve percent (12%) per annum shall be due and payable, in cash, (x) on the first day of each calendar month (commencing on the first such date following the Closing Date) in arrears (y) on the date of any repayment or prepayment of such Notes (with respect to the portion of such Notes so repaid or prepaid), and (z) at the Maturity Date and (B) the remaining three percent (3%) shall be compounded monthly by adding the amount of such interest to the principal amount of the Notes and shall be due and payable, in cash, at the Maturity Date and on the date of any repayment or prepayment of such Notes (with respect to the portion of such Notes so repaid or prepaid). Interest on the Notes shall be calculated on the basis of the actual number of days elapsed and a 360 day year. Notwithstanding the foregoing, (a) in the event that the Company or any of its Subsidiaries receives net cash proceeds of at least $800,000 from any offering or sale of equity interests prior to December 31, 2007, the interest rate set forth in clause (B) above shall be reduced to 2.625% and (b) in the event that any interest payment is payable on a day that is not a business day, such payment shall be payable on the first business day following such day.

(b) Upon the occurrence and during the continuance of any Event of Default the Notes shall bear interest at a rate equal to 18% per annum, which shall be due and payable, in cash (x) monthly on the first day of each calendar month (commencing on the first such date following the occurrence of such Event of Default), in arrears and (y) upon the date of any repayment or prepayment of the Notes (with respect to the portion of such Notes so repaid or prepaid).

(c) It is not intended by the Holders of the Notes, and nothing contained in this Agreement or any Note shall be deemed, to establish or require the payment of a rate of interest in excess of the maximum rate permitted by applicable federal, state or other law (the "Maximum Rate") and, to prevent such an occurrence, any agreement which may now or hereafter be in effect between the Company and the Holders of the Notes regarding the payment of fees or interest to such Holders is hereby limited by the provisions of this Section 3.5(c). If, in any month, the effective interest rate applicable to the principal outstanding under the Notes, absent the Maximum Rate limitation contained herein, would have exceeded the Maximum Rate, then the effective interest rate applicable to the Notes for that month shall be the Maximum Rate, and, if in any subsequent month, the effective interest rate would otherwise be less than the Maximum Rate, then the effective interest rate applicable to the Notes for such month shall be increased to the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid in respect of the Notes if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the principal outstanding under the Notes, the total amount of interest paid or accrued in respect of the Notes under the terms of this Agreement is less than the total amount of interest which would have been paid or accrued in respect of the Notes had the interest not been limited hereby to the Maximum Rate, then the Company shall, to the extent permitted by such applicable federal, state or other law, pay to each of the holders of the Notes an amount equal to the excess, if any, of (i) the lesser of (A) the amount of interest which would have been charged in respect of the Notes if the Maximum Rate had, at all times, been in effect with respect to the Notes and (B) the amount of interest which would have accrued in respect of the Notes had the effective interest rate applicable with respect to the Notes at all times not been limited hereunder by the Maximum Rate over (ii) the amount of interest actually paid or accrued in respect of the Notes held by such holder under this Agreement. In the event that the Holders of the Notes receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall be applied to the reduction of principal outstanding under the Notes until the payment in full thereof, and if no such principal is then outstanding, such excess, or part thereof remaining, shall be paid to the Company.

3.6. Security. (a) All Obligations shall be secured by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in all assets of the Company, whether now owned or hereafter acquired, pursuant to the Security Documents to which the Company is a party.

(b) All Obligations shall also be guaranteed pursuant to the terms of the Guaranties. The obligations of the guarantors under the Guaranties shall be in turn secured by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in all of the assets of each guarantor, whether now owned or hereafter acquired, pursuant to the terms of the Security Documents to which such person is a party.

3.7. Subordination to Indebtedness Under Senior Loan Agreement. Notwithstanding any other provision of this Agreement or any other Financing Agreement, the payment of principal and interest on each of the Notes and each of the obligations owing to the Investors under the other Financing Agreements is and shall be junior and subordinated in right of payment, to the extent and in the manner set forth in the Intercreditor Agreement.

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

In order to induce the Collateral Agent and the Holders to enter into this Agreement and to purchase the Securities and make the Loan, the Company hereby represents and warrants to each of the Collateral Agent and the Holders, both before and immediately after giving effect to the Closing:

4.1.  Organization and Good Standing. The Company and each of its Subsidiaries is duly organized and existing in good standing in its jurisdiction of organization and is duly qualified as a foreign corporation and authorized to do business in all other jurisdictions in which the nature of its business or property makes such qualification necessary, except where the failure to so qualify would not be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries has the requisite power to own its properties and to carry on its business as now conducted and as proposed to be conducted.

4.2.  Authorization. The execution, delivery and performance by the Company and each of its Subsidiaries of this Agreement and each Related Agreement to which such Person is a party, as applicable, and the issuance and sale by the Company of the Securities hereunder, (a) are within the Company’s or such Subsidiary’s power and authority, (b) have been duly authorized by all necessary corporate or other proceedings, and (c) do not conflict with or result in any breach of any provision of or the creation of any Lien upon any of the property of the Company or its Subsidiaries (other than Liens created by the Security Documents and the Senior Documents) or require any consent or approval pursuant to the Charter or bylaws of the Company or any of its Subsidiaries, except for such necessary corporate approvals as shall have been received prior to the Closing Date, or any material law, regulation, order, judgment, writ, injunction, license, permit, agreement or instrument applicable to the Company or any of its Subsidiaries.

4.3.  Enforceability. The execution and delivery by the Company and each of its Subsidiaries of this Agreement and each of the Related Agreements to which such Person is a party, and the issuance and sale by the Company of the Securities hereunder, will result in legally binding obligations of the Company and its Subsidiaries, as applicable, enforceable against such Persons in accordance with the respective terms and provisions hereof and thereof, except to the extent that (a) such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and (b) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

4.4.  Governmental Approvals. Except as set forth on Schedule 4.4 hereto, the execution, delivery and performance by the Company and each of its Subsidiaries of this Agreement and each Related Agreement to which such Person is a party, and the issuance and sale of the Securities hereunder, do not require the approval or consent of, or any filing with, any governmental authority or agency.

4.5.  Capitalization.

(a) The authorized capital stock of the Company consists of (i) 10,000,000 shares of Preferred Stock, $0.001 par value per share of which 4,000,000 shares have been designated as Series A Preferred Stock (the “Series A Preferred Stock”), 4,000,000 shares have been designated as Series B Preferred Stock (the “Series B Preferred Stock”), 1,000,000 shares have been designated as Series C Preferred Stock (the “Series C Preferred Stock”), 500,000 shares have been designated as Series D Preferred Stock (the “Series D Preferred Stock”) and 60,000 shares have been designated as Series E Preferred Stock (the “Series E Preferred Stock”) and (ii) 100,000,000 shares of Common Stock, $0.001 par value per share. On the Closing Date, after giving effect to the transactions contemplated hereby and by the Related Agreements, the Company will have no outstanding capital stock other than 2,420,000 shares of Series A Preferred Stock, 3,715,000 shares of Series B Preferred Stock, 770,834 shares of Series C Preferred Stock, 409,500 shares of Series D Preferred Stock, 29,350 shares of Series E Preferred Stock and 35,539,620 shares of Common Stock, all of which shares will be owned as set forth on Schedule 4.5(a) hereto and will be duly authorized, validly issued, fully paid and non-assessable. On the Closing Date, after giving effect to the transactions contemplated hereby and by the Related Agreements, each of the Subsidiaries of the Company will have the authorized, issued and outstanding capital stock (or other equity interests) set forth on Schedule 4.5(a) hereto, all of which outstanding shares of capital stock (or other equity interests) will be duly authorized, validly issued, fully paid and non-assessable (as may be applicable to such interests) and will be owned, beneficially and of record by the Company.

(b) Options, Etc. Except for the Warrants or as set forth on Schedule 4.5(b) hereto, each of the Company and its Subsidiaries has no outstanding rights (either pre-emptive or other) or options to subscribe for or purchase, and no warrants or other agreements providing for or requiring the issuance by any of the Company or its Subsidiaries of, any of its capital stock or other equity interest, or any securities convertible into or exchangeable for its capital stock or other equity interest.

(c) Common Stock Issuable Upon Conversion, Etc.. Schedule 4.5(c) hereto sets forth the number of shares of Common Stock issuable upon conversion of all Preferred Stock or any other securities convertible into or exchangeable for its capital stock or other equity interests (including the exercise of all options and warrants to subscribe for or purchase the Company’s capital stock).

(d) Reservation, Etc. Sufficient shares of authorized but unissued Common Stock have been reserved by appropriate corporate action in connection with the prospective exercise of the Warrants. The issuance of the Warrant Shares (i) will not require any further corporate action by the stockholders or directors of the Company, (ii) will not be subject to pre-emptive rights in any present or future stockholders of the Company, and (iii) will not conflict with any provision of any agreement to which the Company is a party or by which it is bound. All Warrant Shares, when issued upon exercise of the Warrants in accordance with their terms, will be duly authorized, validly issued, fully paid and non-assessable.

4.6.  Subsidiaries. Except as set forth on Schedule 4.6 hereto, neither the Company nor any of its Subsidiaries (a) has any Subsidiaries nor owns or holds of record and/or beneficially any shares of any class of the capital of any corporation, nor (b) owns any legal and/or beneficial interests in any partnerships, limited liability companies, business trusts or joint ventures, or in any other unincorporated trade or business enterprises.

4.7.  Reports and Financial Statements. (a)  The Holders have heretofore been furnished with complete and correct copies of the following:

(i) the balance sheets and related statements of income and cash flows attached hereto as Schedule 4.7(a)(i) (collectively, the "Financial Statements"); and

(ii)  the projections of the future performance of the Company and its Subsidiaries for the three-year period following the Closing Date, on a consolidated basis, including income, net profits, and cash flows, as attached hereto as Schedule 4.7(a)(ii) (the "Projections").

(b) Each of the Financial Statements was prepared in accordance with GAAP applied on a basis consistent with prior periods except as otherwise stated therein; each of the balance sheets of the Company included in such Financial Statements fairly presents the financial condition of the Company and its Subsidiaries as at the close of business on the date thereof; and each of the statements of income and cash flows of the Company and its Subsidiaries included in such Financial Statements fairly presents the results of operations of the Company and its Subsidiaries for the fiscal period then ended.

(d) The Projections constitute a reasonable basis for the assessment of the future performance of the Company and its Subsidiaries, on a consolidated basis, during the periods indicated therein, and all material assumptions used in the preparation of the Projections are set forth in the notes thereto.

4.8.  Material Adverse Effect. There has been no Material Adverse Effect since June 30, 2007.

4.9.  Indebtedness and Liens. The Company and its Subsidiaries have no Indebtedness or Liens upon any of their properties other than Permitted Indebtedness and Permitted Liens.

4.10.  Related Agreements. The Holders have heretofore or simultaneously herewith been furnished with complete and correct copies of all of the Related Agreements. This Agreement and the Related Agreements are the only material agreements relating to the transactions contemplated hereby to which the Company or any of its Subsidiaries is a party. Neither the Company nor any of its Subsidiaries is in default on any of its obligations under this Agreement or any Related Agreement to which such Person is a party and, to the best knowledge of the Company, no other party to any Related Agreement is in default thereunder.

4.11.  Employee Benefit Plans.

(a) Identification of Plans.  Except for the arrangements set forth in Schedule 4.11, neither the Company nor any of its Subsidiaries now maintains or contributes to any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy or arrangement, whether formal or informal, for the benefit of any director, officer, consultant, or employee of it, whether active or terminated; nor has it ever maintained or contributed to any such plan, policy, or arrangement that was subject to ERISA. Each of the arrangements set forth in Schedule 4.11 is herein referred to as an "Employee Benefit Plan."

(b) Compliance with Terms and Law.  Each Employee Benefit Plan is and has been maintained and operated in compliance with the terms of such plan and with the requirements prescribed by any and all statutes, governmental, or court orders, or governmental rules or regulations in effect from time to time, including but not limited to ERISA and the Code, and applicable to such plan. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code is so qualified.

(c) Absence of Certain Events and Arrangements.

(i) There is no pending, or, to the Company’s knowledge, threatened, legal action, proceeding, or investigation, other than routine claims for benefits, concerning any Employee Benefit Plan, or any fiduciary or service provider thereof, and to the Company’s knowledge, there is no basis for any such legal action or proceeding.

(ii) No Employee Benefit Plan, nor any party in interest in respect thereof, has engaged in a prohibited transaction that could subject the Company or any of its Subsidiaries, directly or indirectly, to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code.

(iii) No communication, report, or disclosure has been made that, at the time made, did not accurately reflect the terms and operations of any Employee Benefit Plan.

(iv) No Employee Benefit Plan provides material welfare benefits subsequent to termination of employment to employees or their beneficiaries (except to the extent required by applicable state insurance laws and Title I, Part 6 of ERISA).

(v) Neither the Company nor any of its Subsidiaries has undertaken to maintain any Employee Benefit Plan for any period of time and each such plan is terminable at the sole discretion of the Company, subject only to such constraints as may imposed by applicable law.

(vi) No Employee Benefit Plan is maintained pursuant to a collective bargaining agreement or is or has been subject to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code.

(d) Funding of Certain Plans.  With respect to each Employee Benefit Plan for which a separate fund of assets is or is required to be maintained, full payment has been made of all amounts that, under the terms of each such plan, it is required to have paid as contributions to that plan as of the end of such plan’s most recently ended year.

4.12.  Solvency. Prior to, upon and immediately after consummation of the transactions contemplated hereby and by the Related Agreements, the Company and each of its Subsidiaries is solvent, has tangible and intangible assets having a fair value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured, and has access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

4.13.  Title to Assets; Leases. The Company and each of its Subsidiaries own all of the assets reflected in the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2007 and attached to Schedule 4.7(a)(i) hereto as at the Closing Date, subject to no Liens other than Permitted Liens and except for assets disposed of since such date in the ordinary course of business and consistent with past practices of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries owns any real property. The Company and each of its Subsidiaries enjoys peaceful and undisturbed possession, and is in compliance, in all material respects, with the terms, (a) of all leases of real property on which facilities operated by it are situated (the "Real Property"), each of which is listed on Schedule 4.13 hereto, and (b) of all leases of personal property, and all leases described in clauses (a) and (b) above are valid and in full force and effect.

4.14.  Litigation. Except as set forth on Schedule 4.14 hereto, there is no litigation, at law or in equity, or any proceeding before any court, board or other governmental or administrative agency or any arbitrator pending or, to the knowledge of the Company, threatened which, individually or in the aggregate, is reasonably likely to result in any final judgment or liability which, after giving effect to any applicable insurance, could result in a Material Adverse Effect or which seeks to enjoin the consummation of, or which questions the validity of, any of the transactions contemplated by this Agreement or any Related Agreement. No judgment, decree or order of any court, board or other governmental or administrative agency or arbitrator has been issued against or binds the Company or any of its Subsidiaries or any of their assets which has or may have a Material Adverse Effect.

4.15.  Defaults. No Default or Event of Default exists on the date hereof. Neither the Company nor any of its Subsidiaries is in default under any provisions of its respective Charter or by-laws or under any material provisions of any contract, agreement, lease or other instrument to which it is a party or by which it or its property is bound or in material violation of any law, judgment, decree or governmental order, rule or regulation applicable to the Company or such Subsidiary.

4.16.  Governmental Regulations. The Company is not a "holding company," or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935; nor is the Company a "registered investment company," or an "affiliated person" or a "principal underwriter" of a "registered investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

4.17.  Representations and Warranties under Related Agreements. All representations and warranties made by the Company or any of its Subsidiaries in any of the Related Agreements or in the certificates delivered in connection therewith are true and correct as of the date hereof with the same force and effect as though made on and as of the date hereof, and such representations and warranties are hereby confirmed to the Collateral Agent and the Holders. To the best knowledge of the Company, all representations and warranties made in the Related Agreements by or on behalf of any party thereto other than the Company or its Subsidiaries are true and correct in all material respects.

4.18.  Taxes. The Company each of its Subsidiaries has filed all tax returns and reports which are required to be filed with any foreign, federal, state or local governmental authority or agency, and the Company and each such Subsidiary has paid, or made adequate provision for the payment of, all assessments received and all taxes which have or may become due under applicable foreign, federal, state or local governmental law or regulations with respect to the periods in respect of which such returns and reports were filed. The Company knows of no additional assessments since the date of such returns and reports, and there will be no additional assessments for which adequate reserves have not been established. The Company and each of its Subsidiaries have made adequate provision for all current taxes. There is no action, suit, taxing authority proceeding, or audit with respect to any tax now in progress, pending, or to the best of the Company’s knowledge, threatened, against or with respect to the Company or any of its Subsidiaries. No deficiency or proposed adjustment in respect of taxes that has not been settled or otherwise resolved has been asserted or assessed by any taxing authority against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has consented to extend the time in which any tax may be assessed or collected by any taxing authority. Neither the Company nor any of its Subsidiaries has requested or been granted an extension of the time for filing any tax return to a date on or after the Closing Date. Neither the Company nor any of its Subsidiaries has been a member of any affiliated group, or filed or been included in a combined, consolidated, or unitary tax return. Neither the Company nor any of its Subsidiaries is a party to or bound by any tax sharing or allocation agreement or has any current or potential contractual obligation to indemnify any other person with respect to taxes. Each of the Company and its Subsidiaries has withheld and paid all taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, creditor, independent contractor, or other Person, based on the Company’s or such Subsidiary's characterization of such Person, which characterization is, to the Company’s knowledge, reasonable.

4.19. Environmental Compliance.

(a) The Company and each of its Subsidiaries has been issued and is in compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and required under applicable Environmental Laws for the conduct of its business. None of the Company, its Subsidiaries, nor, to the Company’s knowledge, any operator of the Real Property is in alleged violation of any Environmental Laws which alleged violation would have a material adverse effect on the business, assets, or financial condition of the Company or any of its Subsidiaries.

(b) No Release of Hazardous Substance or other condition exists at, on, or under any of the Real Property or any property formerly owned or leased by the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries may be liable under any Environmental Laws.

(c) Neither the Company nor any of its Subsidiaries has received notice from any third party that it may be liable for any costs or damages whatsoever arising out of the Release of Hazardous Substances.

(d) To the knowledge of the Company, no underground storage tank or receptacle, asbestos containing material, or equipment containing polychlorinated biphenyls (PCBs) exists at any of the Real Property in violation of Environmental Laws.

(e) Any Hazardous Substances generated by the Company, its Subsidiaries, or any operator of the Real Property have been transported offsite only by licensed carriers in accordance with applicable Environmental Law.

4.20. Labor Relations. The Company and each of its Subsidiaries is in compliance with all applicable federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, and are not engaged in any unfair labor practice. There is no charge pending or, to the Company's knowledge, threatened, against or with respect to the Company or any of its Subsidiaries before any court or agency alleging unlawful discrimination in employment practices, and there is no charge of or proceeding with regard to any unfair labor practice against any of them pending before the National Labor Relations Board. There is no labor strike, dispute, slow-down, or work stoppage pending, or to the Company's knowledge, threatened against or involving the Company or any of its Subsidiaries. No employees of the Company or any of its Subsidiaries are party to a collective bargaining agreement, and no such collective bargaining agreement is currently being negotiated. No one has petitioned and no one is now petitioning for union representation of any employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has experienced any work stoppage or other material labor difficulty.

4.21. Potential Conflicts of Interest. Except as set forth on Schedule 4.2.1(a), none of the Persons listed on Schedule 4.21(b), the Company, any of the Company’s Subsidiaries or any of their respective officers, directors, or Key Employees, (i) owns, directly or indirectly, any interest in (excepting passive holdings for investment purposes of not more than one percent (1%) of the securities of any publicly held and traded company), or is an officer, director, employee, or consultant of, any Person that is a competitor, lessor, lessee, customer, client or supplier of the Company or any of its Subsidiaries; (ii) owns, directly or indirectly, any interest in any tangible or intangible property used in or necessary to the business of the Company or any of its Subsidiaries; or (iii) has any cause of action or other claim whatsoever against the Company or any of its Subsidiaries, or owes any amount to the Company or any of its Subsidiaries, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements.

4.22. Material Contracts. Except for the contracts, agreements and arrangements listed in Schedule 4.22 and contracts, agreements or other arrangements that have been fully performed and with respect to which neither the Company nor any of its Subsidiaries has any further obligations or liabilities, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by (i) any agreement, instrument, or commitment that may affect its ability to consummate the transactions contemplated hereby or by the Related Agreements, or (ii) any other material agreement, instrument, or commitment; including without limitation, any:

(a) agreement for the purchase, sale, lease or license by or from it of (i) real estate requiring total payments in excess of $100,000 in any instance or (ii) other services, products, or assets, requiring total payments in excess of $100,000 in any instance, other than agreements for the purchase of inventory in the ordinary course of its business;

(b) agreements requiring it to purchase all or substantially all of its requirements for a particular product or service from a particular supplier or suppliers, or requiring it to supply all of a particular customer's or customers' requirements for a certain service or product (including all management service agreements);

(c) agreement or other commitment pursuant to which it has agreed to indemnify or hold harmless any other person, to share tax liability of any other person, or to refrain from competing with any other person;

(d) (i) employment agreement, (ii) consulting agreement, or (iii) agreement providing for severance payments or other additional rights or benefits (whether or not optional) in the event of a sale or other change in control of it;

(e) agreement with any current or former Affiliate, stockholder, officer, director, employee, or consultant of the Company or any of the Company's Subsidiaries, or with any person in which any such Affiliate has an interest;

(f) joint venture, partnership or teaming agreement;

(g) agreement with any domestic or foreign government or agency or executive office thereof or any subcontract between it and any third party relating to a contract between such third party and any domestic or foreign government or agency or executive office thereof;

(h) agreement the performance of which is reasonably likely to result in a loss to it; or

(i) promissory note, indenture, mortgage, loan agreement, guaranty, security agreement, pledge or similar agreement with any lender.

The Company has delivered to the Holders correct and complete copies of each agreement, instrument, and commitment listed in Schedule 4.22, each as amended to date. Each such agreement, instrument, and commitment is a valid, binding and enforceable obligation of the Company or its relevant Subsidiary and is in full force and effect. Except as set forth in Schedule 4.22, neither the Company nor any of its Subsidiaries is, nor to the Company's knowledge, is any other party thereto (nor is the Company or any of its Subsidiaries, to the Company's knowledge, considered by any other party thereto to be) in breach of or noncompliance with any term of any such agreement, instrument, or commitment (nor is there, to the Company's knowledge, any basis for any of the foregoing), except for breaches or noncompliances that singly or in the aggregate would not have a Material Adverse Effect. No claim, change order, request for equitable adjustment, or request for contract price or schedule adjustment, between the Company or any of its Subsidiaries and any supplier, client or customer, relating to any agreement, instrument, or commitment listed in Schedule 4.22 is pending or, to the Company's knowledge, threatened, other than those claims, change orders or requests which could not result in a Material Adverse Effect. No agreement, instrument, or commitment listed in Schedule 4.22 includes or incorporates any provision, the effect of which may be to enlarge or accelerate any of the obligations of the Company or any of its Subsidiaries or to give additional rights to any other party thereto, or will terminate, lapse, or in any other way be affected, by reason of the transactions contemplated by this Agreement.

4.23. Intellectual Property.

(a) The Company or one of its Subsidiaries is the sole and exclusive owner of or has the right to use, free and clear of any material obligations to pay royalties or any other similar obligations, and free and clear of all Liens, all (if any) franchises, patents, patent applications, patent licenses, patent rights, trade secrets, trademarks, trademark rights, trade names, trade name rights, brand names, copyrights, licenses, permits, authorizations and other rights as are necessary for the conduct of its business as currently conducted or currently proposed to be conducted. All of the foregoing are in full force and effect, and the Company and each of its Subsidiaries is in compliance with the foregoing without any known conflict with the valid rights of others which could affect or impair in a material manner the business, assets or financial condition of the Company or any of such Subsidiaries. Except as otherwise described in Schedule 4.23 there are no material licenses, sublicenses, covenants or agreements which have been entered into by the Company or any of its Subsidiaries with respect to any patents, trade secrets, trademarks, trade names, brand names or copyrights. None of the Company nor any of its Subsidiaries is in default in any material respect under or in relation to any such license, sublicense, covenant or agreement.

(b) There is no claim by or demand of any Person pertaining to, and there is no pending or, to the best knowledge of the Company, threatened action, suit, proceeding or investigation relating to any rights of the Company or any of its Subsidiaries in respect of any patents, trade secrets, trademarks, trade names, brand names or copyrights used in the business or operations of the Company or any of its Subsidiaries.

(c) No patent, trade secret, trademark, trade name, brand name or copyright owned or used by the Company or any of its Subsidiaries (i) is, to the Company's knowledge, being infringed by any Person, or (ii) to the Company's knowledge, infringes any patent, trade secret, trademark, copyright or other intellectual property right of any Person.

(d) Except as otherwise described in Schedule 4.23, none of the Company nor any of its Subsidiaries is a party to or bound by any agreement or contract (whether written or, to its knowledge, oral) containing any covenant prohibiting the Company or any of its Subsidiaries from competing in any business of any kind in any territory or from competing with any Person, or prohibiting the Company or any of its Subsidiaries from doing any kind of business with any Person.

(e) To the Company's knowledge: (i) None of the Company, any of its Subsidiaries nor any of their respective employees or consultants has infringed or made unlawful use of, or is infringing or making unlawful use of, any proprietary or confidential information of any Person, including without limitation any former employer of any past or present employee or consultant of the Company or any of its Subsidiaries; and (ii) the activities of the Company's and its Subsidiaries’ employees and consultants in connection with their employment or consulting do not violate any agreements or arrangements that any such employees or consultants have with any former employer or any other Person.

4.24. Brokers. Except as set forth on Schedule 4.24, no finder, broker, agent or other intermediary has acted for or on behalf of the Company or any or its Subsidiaries in connection with the negotiation or consummation of the transactions contemplated hereby, and no fee will be payable by the Company or any of its Subsidiaries to any such Person in connection with such transactions.

4.25. Real Property Holding Corporation. The Company it is not a "United States real property holding corporation" within the meaning of Section 897 of the Code, as amended, and Treasury Regulation Section 1.897-2.

4.26.  Lawful Issuance.  All of the outstanding shares of the Company's capital stock and all other securities of the Company were offered, issued, and sold, and, assuming the accuracy of the Holders’ representations and warranties set forth in Section 5 hereof, the Securities (other than the Note evidencing the Loan) have been offered and at the Closing will be issued and, except for the Warrants issued to Lehman, sold, in compliance with (i) all applicable preemptive or similar rights of all Persons, and (ii) all applicable provisions of the Securities Act and the rules and regulations thereunder, and all applicable state securities laws and the rules and regulations thereunder. No Person has any valid right to rescind any purchase of the Notes, any shares of capital stock or other securities of the Company.

4.27. Disclosure. No representation, warranty or statement made in this Agreement, any Related Agreement, or any agreement, certificate, statement or document furnished by or on behalf of the Company or any of its Subsidiaries in connection herewith or therewith contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

4.28 Preferred Stock. No adjustment to the “conversion price” in respect of any Preferred Stock and no other antidilution rights in favor of the holders of any Preferred Stock will be triggered as a result of the transactions contemplated hereby

4.29. Certain Shareholders. Schedule 4.29 lists, as of the date hereof, each Person that, together with its Affiliates, holds a number of shares of the Common Stock in excess of 4% of the aggregate number of shares of Common Stock then outstanding, calculated on a Fully Diluted Basis.

5. REPRESENTATIONS AND WARRANTIES OF HOLDERS.

Each of the Holders represents and warrants to the Company, that, as of the Closing Date:

5.1. Organization and Good Standing. Each Holder is duly organized and existing in good standing in its jurisdiction of organization and is authorized to do business in all other jurisdictions in which the nature of its business or property makes such qualification necessary, except where the failure to so qualify would not be expected to materially adversely affect such Holder’s business or financial condition. Each Holder has the requisite power to own its properties and to carry on its business as now conducted and as proposed to be conducted.

5.2.  Authorization. The execution, delivery and performance by each Holder of this Agreement and each Related Agreement to which such Holder is a party, as applicable, (a) are within such Holder’s power and authority, (b) have been duly authorized by all necessary proceedings, and (c) do not conflict with or result in any material breach of any provision of or the creation of any Lien upon any of the property of such Holder or require any consent or approval pursuant to the organizational documents such Holder, except for such necessary partnership or other approvals as shall have been received prior to the Closing Date, or any material law, regulation, order, judgment, writ, injunction, license, permit, agreement or instrument applicable to such Holder.

5.3.  Enforceability. The execution and delivery by each Holder of this Agreement and each of the Related Agreements to which it is a party, will result in legally binding obligations of such Holder, enforceable against such Holder in accordance with the respective terms and provisions hereof and thereof, except to the extent that (a) such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and (b) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

5.4. Governmental Consents. Except as set forth in Schedule 5.4, no consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery by the Holders of this Agreement, or for the consummation by the Holders of the transactions contemplated hereby.

5.5. Investment Representation. Each Holder is (i) an "accredited investor" as defined in the Securities Act, and (ii) acquiring the Securities for its own account for investment and not with a view to selling or otherwise distributing the Securities; provided, however, that the disposition of such Person's property shall at all times be and remain in its control, subject to the provisions of Section 15 hereof.

5.6. Brokers. No Holder has retained or been represented by any broker, agent, finder or other intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

5.7. Information. Each Holder has been furnished with certain materials relating to the business, finances and operations of the Company and materials relating to the transactions contemplated hereby which have been requested by such Holder. Each Holder and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by any Holder or its advisors or representatives shall modify, amend or affect such Holder’s right to rely on the Company’s representations and warranties contained herein. Each Holder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision in respect of its acquisition of the Securities.

6. CONDITIONS TO PURCHASE AND LOAN.

Each of the obligations of the Holders to purchase the Securities or make the Loan pursuant to this Agreement is subject to compliance by the Company with its agreements herein contained, and to the satisfaction, on or prior to the Closing Date, of the following conditions (subject to the terms of the Post-Closing Letter):

6.1.  Related Agreements. Each of the Related Agreements shall have been executed and delivered in a form satisfactory to the Holders, and each of the Related Agreements shall be in full force and effect and no term or condition thereof shall have been amended, modified or waived except with the prior written consent of the Holders. All covenants, agreements and conditions contained in the Related Agreements which are to be performed or complied with on or prior to the Closing Date shall have been performed or complied with (or waived with the prior written consent of the Holders).

6.2.  Charter Documents; Good Standing Certificates. The Collateral Agent shall have received (i) a copy, certified by the applicable Secretary of State to be true and complete, of the Charter of the Company, (ii) a copy, certified by a duly authorized officer of the Company or its Subsidiaries to be true and complete as of the Closing Date, of the (A) Charter of each of the Subsidiaries and (B) the by-laws of each of the Company and its Subsidiaries, and (iii) certificates of the applicable Secretary of State as to the Company's and each of its Subsidiaries' corporate good standing or qualification to do business, as the case may be, in such state.

6.3. Pay-off Letter. The Collateral Agent shall have a received a fully-executed copy of a pay-off letter from Laurus Master Fund, Ltd. to the Company, indicating that the existing financing arrangements with Laurus Master Fund, Ltd. has been paid in full and all Liens securing such financing arrangements have been released, and otherwise in form and substance satisfactory to the Holders.

6.4.  Proof of Corporate Action, Consents and Waivers. The Collateral Agent shall have received from the Company and each of its Subsidiaries copies, certified by a duly authorized officer of the Company or such Subsidiary to be true and complete as of the Closing Date, of the records of (i) all action taken to authorize the execution, delivery and performance of this Agreement and each of the Related Agreements to which the Company or such Subsidiary is or is to become a party, and (ii) all consents and waivers from stockholders of the Company and such Subsidiary and any other third parties required for the Company's or such Subsidiary’s execution, delivery or performance of any Financing Agreement.

6.5.  Incumbency Certificate. The Collateral Agent shall have received from the Company and each Subsidiary an incumbency certificate, dated the Closing Date, signed by a duly authorized officer of the Company or such Subsidiary and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of the Company and such Subsidiary, this Agreement and each of the Related Agreements to which the Company or such Subsidiary is or is to become a party, and to give notices and to take other action on behalf of the Company or such Subsidiary under each of such documents.

6.6.  Legal Opinions. On or prior to the Closing Date, the Collateral Agent shall have received from (i) Sichenzia Ross Friedman Ference LLP, counsel to the Company and its Subsidiaries and (ii) Company’s local Connecticut, Florida, New Jersey, Pennsylvania, Rhode Island and Washington counsel, favorable opinions in form acceptable to the Holders and their counsel and covering such matters with respect to the transactions contemplated by this Agreement and the Related Agreements as the Holders or their counsel may reasonably request.

6.7.  Representations and Warranties; Officers' Certificates. The representations and warranties contained or incorporated by reference herein shall be true and correct on and as of the Closing Date, and the Company and each of the Company’s Subsidiaries shall have performed and complied with all conditions and agreements required to be performed or complied with by it prior to the Closing; and the Collateral Agent shall have received on the Closing Date a certificate to these effects signed by an authorized officer of the Company.

6.8.  Legality; Governmental Authorization. The purchase of the Securities shall not be prohibited by any law or governmental order or regulation, and shall not subject the Collateral Agent or any Holder to any penalty, special tax, or other onerous condition. All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any governmental or administrative agency or of or with any other Person, with respect to any of the transactions contemplated by this Agreement or any of the Related Agreements shall have been duly obtained or made and shall be in full force and effect.

6.9.  Payments. The Collateral Agent and the Holders shall have received payment for all out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement and the Related Agreements, including, but not limited to, due diligence costs and travel expenses. Bingham McCutchen LLP, the Collateral Agent’s, Woodside QP’s and Woodside IV’s special counsel, shall have received payment for all legal fees reasonably charged and all charges for costs, expenses and disbursements incurred by such counsel through the Closing Date.

6.10. [Intentionally Omitted].

6.11. No Material Effect. Since June 30, 2007, there shall not have been, or threatened to be after giving effect to the transactions contemplated hereby, (i) a Material Adverse Effect or (ii) a default under the existing financing arrangements with Laurus Master Fund, Ltd.

6.12. Fees. Any fees required to be paid on or before the Closing Date shall have been paid.

6.13. Funds Flow. The Collateral Agent and the Holders shall have received a flow of funds, in form and substance satisfactory to it and attached hereto as Schedule 6.13, with respect to the transactions contemplated hereby.

6.14. UCC Search Results and Perfection. The Collateral Agent shall (a) have received (i) the results of UCC searches with respect to the Collateral indicating no Liens other than Permitted Liens and otherwise in form and substance satisfactory to the Holders and (ii) landlord waivers, in form and substance reasonably satisfactory to the Collateral Agent, from each of the landlords with respect to each of their respective properties listed on Schedule 6.14 hereto and (b) be satisfied, in its sole discretion, that its Lien on the Collateral, as described in the Security Documents, has been properly perfected.

6.15. Certificates of Insurance. The Collateral Agent shall have received certificates of insurance from an independent insurance broker dated as of the Closing Date, together with endorsements thereto (including, without limitation a designation of the Collateral Agent as loss payee and additional insured), identifying insurance, types of insurance, insurance limits and policy terms and otherwise describing the insurance in accordance with the provisions of the Security Agreements, which shall be in amounts, types and terms and conditions satisfactory to the Holders.

6.16.  Capital Contributions. The Collateral Agent shall have received evidence that Laurus Master Fund, Ltd. (or its Affiliates) shall have made a capital contribution to the Company of $3,000,000 by no later than the Closing Date, pursuant to terms and conditions acceptable to the Holders.

6.17.  Senior Debt Financing. The financing from the Senior Creditor pursuant to the Senior Loan Agreement shall be in full force and effect, shall be on terms and conditions reasonably satisfactory to the Holders, and shall provide to the Company and its Subsidiaries, in the aggregate, total credit of not more than $15,000,000. On the Closing Date, after giving effect to the transactions contemplated by this Agreement and the other Financing Agreements and the payment of all transaction costs, the Company and its Subsidiaries shall, together, have aggregate unrestricted cash and cash equivalents of at least $2,000,000.

6.18. No Litigation. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and the other Financing Agreements and no action, suit or proceeding shall be pending or threatened before any court or administrative body (i) in which it will be, or is, sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the other Financing Agreements or the consummation of the transactions contemplated hereby or thereby or (ii) which has or may have a Material Adverse Effect.

6.19. General. All instruments and legal, governmental, administrative and corporate proceedings in connection with the transactions contemplated by this Agreement and the Related Agreements shall be satisfactory in form and substance to the Holders, and each Holder shall have received copies of all documents, including, without limitation, records of corporate or other proceedings, opinions of counsel, consents, waivers, licenses, approvals, permits and orders which the Holders may have requested in connection therewith.

6.20. Releases. The Company shall have received releases from certain Persons as requested by the Holders, in form and substance satisfactory to the Holders.

For purposes of determining compliance with the conditions specified in this Section 6, each Holder that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Holder.

7. COVENANTS APPLICABLE TO THE COMPANY WHILE NOTES ARE OUTSTANDING.

The Company covenants that, until all of the Indebtedness of the Company with respect to the Notes has been paid in full, the Company will comply and will cause each of the Company's Subsidiaries to comply with this Section 7, unless otherwise consented to in writing by the Majority Holders of the Notes:

7.1.  Punctual Payment. The Company will duly and punctually pay or cause to be paid all principal and interest payable with respect to the Notes, and all other amounts owing hereunder, in accordance with the terms thereof.

7.2.  Records and Accounts; Accountants and Accounting Methods. The Company and each of its Subsidiaries will (i) keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (ii) maintain adequate accounts and reserves for all taxes (including income taxes), all depreciation, depletion, obsolescence and amortization of its properties and all other contingencies. Neither the Company, nor any of its Subsidiaries, shall modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of the Company’s or its Subsidiaries’ accounting records without said accounting firm or service bureau agreeing to provide the Holders with the information required hereunder regarding the Company’s and its Subsidiaries’ financial condition.

7.3.  Corporate Existence; Maintenance of Properties. Subject to the proviso set forth in the last sentence of this Section 7.3, the Company and each of its Subsidiaries will preserve and keep in full force and effect its legal existence, rights and franchises. Neither the Company nor any of its Subsidiaries will engage in any business other than the business currently being conducted by such Person. The Company and each of its Subsidiaries will maintain all of its properties used or useful in the conduct of its business in good condition, repair and working order and cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 7.3 shall prevent the Company or any of its Subsidiaries from discontinuing the operation and maintenance of any of such properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of such Person's business and does not materially adversely affect the business, assets or financial condition of the Company or any of its Subsidiaries.

7.4.  Insurance. The Company and each of its Subsidiaries will maintain with financially sound and reputable insurance companies, funds or underwriters insurance of the kinds, covering the risks and in the relative proportionate amounts usually carried by reasonable and prudent companies conducting businesses similar to that of such Person.

7.5.  Taxes. The Company and each of its Subsidiaries will pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all material taxes, assessments and other governmental charges imposed upon the Company and each of its Subsidiaries and their real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies, which if unpaid might by law become a Lien or charge upon any of their properties; provided, however, that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Company or any of its Subsidiaries shall have set aside on its books adequate reserves with respect thereto; and provided, further, that the Company and its Subsidiaries will pay or cause to be paid all such taxes, assessments, charges, levies or claims forthwith upon the commencement of foreclosure on any Lien which may have attached as security therefor, unless such proceeding is stayed.

7.6.  Certain Financial Covenants. The Company and its Subsidiaries will comply with each of the covenants set forth on Schedule 7.6 hereto.

7.7.  Inspection of Properties and Books. The Company and each of its Subsidiaries shall permit the Collateral Agent, the Holders or any of their designated representatives to visit and inspect, upon reasonable notice to the Company and during normal business hours, any of the properties of the Company and its Subsidiaries, to examine the books of account of the Company and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with, and to be advised as to the same by, officers and accountants of such Persons, all at such reasonable times and intervals as the Collateral Agent or any Holder may reasonably request.

7.8.  Compliance with Laws, Contracts, Licenses, and Permits. The Company and each of its Subsidiaries will comply with (a) all applicable laws and regulations wherever its business is conducted, (b) the provisions of its Charter and by-laws, (c) all material agreements and instruments by which it or any of its properties may be bound (including, without limitation, the Related Agreements), except, in the case of this clause (c), where the failure to so comply would not have a Material Adverse Effect, and (d) all applicable decrees, orders, and judgments. If any authorization, consent, approval, operating right, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Company or any of its Subsidiaries may fulfill any of its obligations hereunder, the Company and its Subsidiaries will immediately take or cause to be taken all reasonable steps within its power to obtain such authorization, consent, approval, operating right, permit or license and furnish the Holders with evidence thereof.

7.9.  Further Assurances. The Company and each of its Subsidiaries will cooperate with the Collateral Agent and the Holders and execute such further instruments and documents as the Collateral Agent and the Holders shall reasonably request to carry out to the Collateral Agent’s and the Holders’ satisfaction the transactions contemplated by this Agreement and the Related Agreements.

7.10.  Restrictions on Indebtedness. Neither the Company nor any of its Subsidiaries will create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than the following ("Permitted Indebtedness"):

(a) current liabilities incurred in the ordinary course of business not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended, and in fact extended, in connection with normal purchases of goods and services;

(b) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 7.5 hereof;

(c) Indebtedness in respect of judgments or awards which have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Company or any of its Subsidiaries shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

(d) Endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(e) Indebtedness in respect of operating leases incurred in the ordinary course of business;

(f) Indebtedness under or in respect of the agreements or instruments existing on the date of this Agreement listed and described on Schedule 7.10(f) hereto, but only to the extent of the amounts listed thereon;

(g) Indebtedness incurred in connection with any purchase money financing of any Capital Expenditures permitted hereunder, provided that the aggregate principal amount of such Indebtedness incurred by the Company and each of its Subsidiaries during any fiscal year shall not exceed $150,000 in the aggregate;

(h) Indebtedness under the Financing Agreements;

(i) the Senior Debt;

(j) the Seller Subordinated Closing Debt;

(k) unsecured Indebtedness owed to a seller as part of the purchase price in connection with a Permitted Acquisition so long as such Indebtedness is made subordinate and junior in right of payment to any and all Obligations pursuant to a Subordination Agreement satisfactory to the Holders; provided that such Indebtedness is on terms and conditions satisfactory to the Holders in their sole discretion; and

(l) additional senior Indebtedness not to exceed $10,000,000; provided that such additional senior Indebtedness is on terms and conditions satisfactory to the Holders in their sole discretion.

7.11.  Restrictions on Liens. Neither the Company nor any of its Subsidiaries will create or incur or suffer to be created or incurred or to exist any Lien or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; or transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; or acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; or suffer to exist for a period of more than 30 days after the same shall have been incurred any Indebtedness or claim or demand against it which if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors (other than those claims which the Company or such Subsidiary is contesting in good faith by appropriate proceedings and as to which the Company or such Subsidiary shall have set aside on its books, adequate reserves with respect thereto); or sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments with or without recourse; provided, however, that the Company and its Subsidiaries may create or incur or suffer to be created or incurred or to exist any of the following ("Permitted Liens"):

(a) Liens to secure taxes, assessments and other government charges or claims for labor, material or supplies in respect of obligations not overdue (other than any such overdue taxes, levies, claims, assessments or charges, to the extent the payment therefor shall not at the time be required to be made in accordance with the provisions of Section 7.5 hereof);

(b) Deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations;

(c) Liens in respect of judgments or awards, the Indebtedness with respect to which is permitted by Section 7.10(c);

(d) Liens of carriers, warehousemen, mechanics and materialmen, and other like liens, in existence less than 60 days from the date of creation thereof or in respect of obligations not overdue or, if overdue, all such liens that the Company or such Subsidiary is contesting in good faith and by appropriate proceedings diligently conducted and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP and which prevent enforcement of the lien;

(e) Encumbrances consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and irregularities in the title thereto, landlord's or lessor's Liens under leases to which the Company or any of its Subsidiaries is a party, and other minor Liens or encumbrances none of which interferes materially with the use of the property affected in the ordinary conduct of the business of the Company and its Subsidiaries and which defects do not individually or in the aggregate have a material adverse effect on the business, assets or financial condition of the Company or any of its Subsidiaries;

(f) Liens presently outstanding as shown on Schedule 7.11 hereto;

(g) Purchase money security interests in or purchase money mortgages on real or personal property acquired after the date hereof to secure purchase money Indebtedness permitted by Section 7.10(g), incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired;

(h) Liens incurred pursuant to the Security Documents; and

(i) Liens incurred in connection with the Senior Debt.

7.12.  Distributions; Payments of Subordinated Debt. Neither the Company nor any of its Subsidiaries shall (i) make any Distribution except any Subsidiary may make Distributions to the Company or (ii) pay or acquire any Subordinated Debt; provided that the Company may make scheduled payments of principal and interest on the Seller Subordinated Closing Debt so long as no Default exists or would result therefrom.

7.13.  Capital Expenditures. The Company and its Subsidiaries together will not make any Capital Expenditures in excess of $250,000 for any single expenditure or project nor will any of such Persons make any Capital Expenditures which aggregate more than $250,000 with respect to such Persons in any fiscal year.

7.14.  Merger, Consolidation, Purchase or Sale of Assets. Neither the Company nor any of its Subsidiaries will (a) become a party to any merger or consolidation, (b) sell, lease, sublease or otherwise transfer or dispose (including, without limitation, pursuant to any sale-leaseback transactions) of any portion of its assets, (c) acquire all or substantially all of the assets of any Person or any portion of the capital stock (or other equity interests) of any Person or (d) acquire any assets outside the ordinary course of business; provided that notwithstanding the forgoing, (i) any Subsidiary of the Company may merge or consolidate with the Company or any other Subsidiary of the Company so long as, in the case of any merger or consolidation with the Company, the Company is the surviving entity, (ii) the Company and its Subsidiaries may sell inventory and dispose of obsolete or worn-out machinery and equipment, in each case, in the ordinary course of business, consistent with past practices, (iii) the Company and any of its Subsidiaries may become a party to any merger or consolidation or sell or otherwise transfer or dispose of any portion of their assets so long as, in each case, contemporaneously with the closing of any such transaction, all of the Obligations (including, without limitation, the Prepayment Price with respect to the Notes, the CIP Amount pursuant to the CIP Agreement (or, to the extent that the Approval Date has occurred, all obligations in connection with the “put” rights of the Holders described in Section 11) and the Fee pursuant to the Fee Agreement) are indefeasibly paid in full, and (iv) the Company may acquire any Acquired Party pursuant to a Permitted Acquisition.

7.15.  Investments. The Company will not, nor will it permit any of its Subsidiaries to, have outstanding or acquire or commit itself to acquire or hold any Investment except for the Investments set forth on Schedule 7.15 and except Investments in: (a) marketable direct obligations issued or guaranteed by the United States of America which mature within one year from the date of acquisition thereof or which are subject to a repurchase agreement, exercisable within 90 days from the date of acquisition of such agreement, with any commercial bank or trust company incorporated under the laws of the United States of America or any state thereof or the District of Columbia, (b) non-extendible commercial paper maturing within one year from the date of acquisition thereof and having, at the date of acquisition thereof, the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation, (c) bankers' acceptances eligible for rediscount under Federal Reserve Board requirements accepted by any commercial bank or trust company referred to in clause (a) hereof, (d) deposit accounts or certificates of deposit maturing within one year from the date of acquisition thereof issued by or maintained with, as applicable, any commercial bank or trust company referred to in clause (a) hereof and having capital and surplus of at least $100,000,000 and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by Standard & Poor’s Ratings Services, and (e) certificates of deposit maturing within one year from the date of acquisition thereof issued by banks organized under the laws of any other jurisdiction, each having combined capital and surplus of not less than $100,000,000, and having at least an "A" rating or better.

7.16.  Transactions with Affiliates and Shareholders. Neither the Company nor any of its Subsidiaries will (a) engage in any transaction with any Affiliate except as expressly provided in clause (b) below, or (b) make any Restricted Payment other than (i) payments made pursuant to the terms of any Related Agreement as in effect on the Closing Date, (ii) in the case of each Person party to an Employment Agreement, payments of base salary as currently in effect and any increases thereto or bonuses (except for those bonuses provided for in the Employment Agreements) approved by the Majority Holders of the Notes in writing, (iii) payments of customary Board fees to any “outside” director of the Company, and (iv) so long as no Default or Event of Default has occurred and is continuing, payments made pursuant to the terms of any agreement or instrument, as in effect on the Closing Date, listed on Schedule 7.16. In addition, neither the Company nor any of its Subsidiaries will (w) increase the base salary of any Person party to any Employment Agreement over the amount currently in effect, (x) pay any bonuses to such Persons (other than as set forth in the Employment Agreements), (y) implement any management compensation, bonus or stock option plan, in each case, without the prior written approval of the Majority Holders of the Notes or (z) without the prior written consent of the Holders, enter into any arrangements with any Specified Shareholder with respect to any capital raising transaction, investment banking services, consulting or management services, the acquisition of, or merger with, any Person (including the acquisition of all or substantially all of the assets of any Person), or any similar arrangements.

7.17. Employee Benefit Plans. The Company and each of its Subsidiaries will take all actions necessary to maintain, fund, and administer its employee benefit plans in accordance with federal, state and local law. Without limiting the foregoing, each of the Company and its Subsidiaries (a) will not permit the aggregate present value of the unfunded vested accrued benefits under all employee benefit plans of the Company or such Subsidiary or any ERISA Affiliate to exceed $150,000, and will not take any action which would result in the foregoing; (b) will furnish to the Holders a copy of any actuarial statement related to any pension plan maintained, funded or contributed to by the Company or such Subsidiary which is required to be submitted under Section 103(d) of ERISA, no later than the date on which such statement is submitted to the Department of Labor or the Internal Revenue Service; (c) will furnish to the Holders forthwith a copy of (i) any notice of a pension plan termination sent to the Pension Benefit Guaranty Corporation under Section 4041(a) of ERISA with respect to any pension plan maintained, funded or contributed to by the Company or such Subsidiary, or (ii) any notice, report or demand sent or received by a pension plan under Sections 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA; and (d) will furnish to the Holders a copy of any request for waiver from the funding standards or extension of the amortization periods required by Sections 303 and 304 of ERISA or Section 412 of the Code with respect to any pension plan maintained, funded or contributed to by the Company or such Subsidiary no later than the date on which the request is submitted to the Department of Labor or the Internal Revenue Service, as the case may be.

7.18. Activities and Use of Proceeds. The Company will use the proceeds from the sale of the Securities and the Loan for the purposes set forth in Section 2.4 hereof. The Company will supply to the Holders such additional information and documents as any Holder may reasonably request with respect to the use of proceeds and will permit each Holder to have access to any and all records and information and personnel as such Holder deems necessary to verify such use of proceeds.

7.19. Guaranties and Other Related Documents. Each Person shall, upon becoming a Subsidiary of the Company, promptly execute and deliver to the Holders, a guaranty in form and substance reasonably satisfactory to the Holders guaranteeing all Obligations or other instruments and documents as the Holders shall require in order to grant the Collateral Agent a first (subject only to Permitted Liens entitled to priority under applicable law) priority, perfected security interest in all assets of such Subsidiary.

7.20. Upstream Limitations. The Company will not permit any of its Subsidiaries to enter into any agreement, contract or arrangement (other than the Senior Loan Documents and this Agreement) restricting the ability of any Subsidiary to pay or make dividends or distributions in cash or kind, to make loans, advances or other payments of whatsoever nature or to make transfers or distributions of all or any part of its assets to the Company or any of its Subsidiaries.

7.21. Environmental Compliance. The Company shall, and shall cause each of its Subsidiaries to (a) keep any property either owned or operated by the Company or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to the Holders documentation of such compliance which the Holders reasonably requests, (c) promptly notify the Holders of any Release of a Hazardous Substances in any reportable quantity from or on to property owned or operated by the Company or its Subsidiaries and take any Remedial Actions required to abate said Release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within 5 days of its receipt thereof, provide the Holders with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of the Company or its Subsidiaries, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against the Company or its Subsidiaries, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a material adverse change in the business, assets or financial condition of the Company or any of its Subsidiaries

7.22. Deposit Accounts. The Company and its Subsidiaries shall not, at any time after March 31, 2008, permit the aggregate balance maintained in all deposit accounts (other than payroll accounts) which are not subject to a control agreement in favor of the Collateral Agent to exceed $150,000.

7.23. Minimum Availability Under Senior Loan Agreement. The Company shall maintain a minimum borrowing availability under the Revolving Loan (as such term is defined in the Senior Loan Document) at all times sufficient to fund three (3) months of debt service payments on Subordinated Debt on a pro forma basis.

7.24. Use of Proceeds of Term Loan. The Company will use the proceeds from any Term Loan Advance (as such term is defined in the Senior Loan Agreement) made after the Closing Date solely for Permitted Acquisitions.

7.25. Cash Management. On or prior to March 31, 2008, the Company shall have entered into cash management arrangements in accordance with Section 5(u) of the Senior Loan Agreement.

7.26. Certain Agreements. Neither the Company nor any of its Subsidiaries will enter into any arrangements with respect to any capital raising transaction, investment banking services, consulting or management services, the acquisition of, or merger with, any Person (including the acquisition of all or substantially all of the assets of any Person), or any similar arrangements, in each case, without the prior written consent of the Holders.

8. COVENANTS APPLICABLE WHILE THE WARRANTS OR ANY WARRANT SHARES ARE OUTSTANDING. The Company covenants that, so long as any Warrants or Warrant Shares are outstanding, the Company will comply, and will cause each of the Company’s Subsidiaries to comply with the following:

8.1.  General. The Company will comply with and will cause each of its Subsidiaries to comply with the provisions of Sections 7.16-7.18 hereof.

8.2.  Sale and Issuance of Capital Stock. Excluding the Excepted Capital Raises, neither the Company nor any of its Subsidiaries will (a) issue, sell, give away, transfer, pledge, mortgage, assign or otherwise dispose of, (b) grant any rights (either preemptive or other) or options to subscribe for or purchase, or (c) enter into any agreements, or issue any warrants, providing for the issuance of any of, its capital stock or any securities convertible into or exchangeable for any of its capital stock, except for (i) the Warrants and the Warrant Shares and (ii) options and/or additional equity interests in the Company described on Schedule 4.5(b) hereto or otherwise issued or issuable to employees, consultants, officers or directors of the Company pursuant to a stock option plan or restricted stock plan or agreement, for a number of shares equal to up to an aggregate of 2.5% of the fully-diluted Common Stock of the Company calculated as of the date hereof.

8.3. Distributions. Neither the Company nor any of its Subsidiaries shall make any cash Distributions to the holder of any Preferred Stock in respect thereof.

8.4 Preemptive Rights.

(a) If after the Closing Date the Company proposes to issue any equity securities, subject to paragraph (c) of this Section, each Holder shall have the right (the “Preemptive Right”) to purchase a number of shares of the equity securities to be issued at the time set forth in paragraph (b) of this Section sufficient to enable such Holder to maintain its proportionate equity ownership interest in the equity securities to be so issued (on a Fully-Diluted Basis) at the level of such interest immediately prior to such issuance. The foregoing shall apply equally to any sale of equity securities by a Subsidiary if any purchaser in such sale is also an equity security-holder of the Company, or an Affiliate thereof, so as to enable each Holder to maintain its proportionate equity ownership interest in the Company and its Subsidiaries taken as a whole immediately prior to such issuance.

(b) The Company shall, at least thirty (30) days prior to any such issuance, give written notice of any such issuance to each Holder, setting forth in reasonable detail with proposed terms and conditions thereof (the “Issuance Notice”) which notice shall offer each Holder the opportunity to purchase such securities at the same price and on the same terms, as the securities are proposed to be issued by the Company. Any Holder may exercise its right of first refusal by delivery of a written notice to the Company together with immediately available funds in the requisite amount within fifteen (15) days after its receipt of the Issuance Notice.

(c) The Preemptive Rights shall not apply to the following issuances: (i) equity securities issued in connection with the acquisition of another corporation or other business entity by the Company by merger, purchase of substantially all assets or other reorganization whereby the Company owns, upon consummation of such acquisition, greater than fifty percent (50%) of the voting power to elect the directors of such corporation or other business entity; (ii) equity securities issued in any merger or consolidation of the Company, provided that such merger or consolidation is approved by the Majority Holders; (iii) issuances for compensation-related (rather than financing) purposes to directors and employees of the Company and any Subsidiary thereof; (iv) the grant of stock to employees or the grant of employee stock options, restricted stock or stock purchase rights; (v) sales or issuances of equity securities upon exercise of employee stock option or employee stock purchase rights; (vi) equity securities distributed or set aside ratably to all holders of equity securities on a per share equivalent basis; (vii) issuance of equity securities upon exercise of any warrant existing on the date hereof; and (viii) equity securities issued upon conversion or exercise of any class of equity securities.

9. COVENANTS APPLICABLE WHILE THE SECURITIES ARE OUTSTANDING.

The Company hereby agrees that so long as any Securities are outstanding that it will comply with and it will cause each of its Subsidiaries to comply with the following provisions:

9.1.  Annual Statements. As soon as available and in any event within 90 days after the close of the fiscal year of the Company commencing with the fiscal year ending on December 31, 2007, the Company will deliver to each Major Holder consolidated and consolidating balance sheets and statements of income and retained earnings and consolidated and consolidating statements of cash flows of the Company and its Subsidiaries audited by an independent public accounting firm selected by the Company and acceptable to the Majority Holders, showing the consolidated financial condition of the Company and its Subsidiaries as of the close of such fiscal year and the consolidated and consolidating results of the Company's and its Subsidiaries' operations during such fiscal year. Each of the financial statements delivered hereunder shall be certified without qualification (except any qualifications as the Majority Holders may in their discretion approve in writing) by such accounting firm to have been prepared in accordance with GAAP consistently applied, accompanied by an agreed upon procedures report from such accounting firm and by the written statement of such accounting firm that no Default or Event of Default exists, or if such firm shall have obtained knowledge of any such Default or Event of Default, setting forth the nature thereof.

9.2.  Quarterly Statements. The Company will deliver to each Major Holder, within 45 days after the end of each calendar quarter, a covenant compliance certificate in the form of Exhibit C hereto.

9.3.  Monthly Statements. Within 30 days after the end of each month commencing with the month ending October 31, 2007, the Company will deliver to each Major Holder internal, unaudited consolidated and consolidating balance sheets and statements of income, retained earnings and cash flows of the Company and its Subsidiaries as of the end of each such month and for the year to date, setting forth in each case in comparative form (a) the figures for the corresponding period or periods of the previous fiscal year and (b) the figures from the annual budget covering the current fiscal year, in each case, certified by both the President and the Treasurer or chief financial officer of the Company to be true and correct and to have been prepared in accordance with GAAP consistently applied (subject to normal year-end adjustments and the absence of footnotes).

9.4.  Other Financial Information. The Company will deliver to each Major Holder:

(a) at least 30 days prior to the commencement of each fiscal year, an annual budget and projected monthly balance sheets and statements of income for such fiscal year, prepared on a consolidated and consolidating basis and on a comparative basis to the Projections and, as soon as practical after preparation thereof, complete and correct copies of all quarterly (if any) or annual budgetary analyses or forecasts of the Company in the form customarily prepared by management for its own internal use or the use of the board of directors of the Company;

(b) copies of all documents and materials (including accountant’s management letters) furnished from time to time to any director on the Company's board of directors;

(c) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of the Company;

(d) promptly after the receipt thereof, copies of any reports as to adequacies in accounting controls submitted by independent accountants with respect to the Company and its Subsidiaries;

(e) contemporaneously with the mailing thereof, copies of all material of a financial nature (which materials shall include, without limitation, all collateral reports, financial statements, enterprise valuations and business plans) or an environmental nature delivered to the Senior Creditor; and

(f) from time to time such other financial data and information as any Major Holder may reasonably request.

9.5.  Officers' Certificates. Together with delivery of consolidated financial statements of the Company pursuant to Sections 9.1 and 9.3 above, the Company will deliver to each Major Holder a certificate of the President, chief financial officer or Treasurer of the Company, (a) stating that such statements have been prepared in accordance with GAAP consistently applied and present fairly the consolidated financial position of the Company and its Subsidiaries as of the dates specified and the results of their consolidated operations and cash flows with respect to the periods specified (subject in the case of interim financial statements only to normal year-end adjustments and a lack of footnotes), and (b) stating that such officers have caused the provisions of this Agreement and the Securities to be reviewed and have no knowledge of any Default or Event of Default, or if either such officer has such knowledge, specifying such Default or Event of Default and the nature thereof, and what action the Company has taken, is taking or proposes to take with respect thereto.

9.6.  Notice of Litigation, Defaults, Etc. The Company will, promptly upon any officer of the Company obtaining knowledge thereof, give notice to each Major Holder of any (i) litigation or any administrative proceeding, pending, threatened or to which the Company or any of its Subsidiaries may otherwise hereafter become a party which may result in a Material Adverse Effect, (ii) Default or Event of Default hereunder, with such notice specifying the nature and period of existence thereof and what action the Company has taken or proposes to take with respect thereto, (iii) default or event of default under any Related Agreement or under any other agreement relating to any Indebtedness for Borrowed Money, with such notice specifying the nature and period of existence thereof, (iv) material violation of any Environmental Law that the Company or any of its Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency, (v) inquiry, proceeding, investigation, or other action, including a written notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that may result in any material adverse change in the business, assets, or financial condition of the Company or any of its Subsidiaries and (vi) inquiry, proceeding, investigation, or other action, of the Securities and Exchange Commission or any similar state agency in respect of the Company, any of its Subsidiaries or any director, officer or employee of the Company or any of its Subsidiaries.

9.7.  Right to Attend Meetings. Each Holder shall be entitled to have one observer at each and every meeting of the Company’s board of directors, or if a meeting is held by telephone conference, to participate therein by telephone. The Holders shall be entitled to reimbursement for any fees and expenses incurred in connection with retaining a Person to serve as observer, and any such observer shall have all rights of an observer, including reimbursement for all reasonable expenses incurred in connection with attendance at such meetings. The Company will give each Holder at least five business days’ prior written notice of the time, place and subject matter of any proposed meeting (or action by written consent) of the board of directors or managers of the Company, or any committee thereof, such notice in all cases to include true and complete copies of all documents furnished to any director in connection with such meeting or consent. In the event such observer receives material non-public information, whether attending such meeting or by other means, no Holder shall trade on such information until such time as the information is made publicly available.

9.8.  Other Information. The Company will deliver to each Person entitled to receive notice pursuant to Section 9.7(a) of board meetings and consents, copies of all papers which may be distributed from time to time to the directors or stockholders of the Company at such time as such papers are so distributed to them. In addition, from time to time upon the request of the Collateral Agent or the Holders or upon the request of any representative designated by the Majority Holders, the Company will furnish to any authorized officer or representative of such Person such information regarding the business, affairs, prospects and financial condition of the Company and its Subsidiaries as such officer or representative may reasonably request. Each such officer or representative shall have the right during normal business hours to examine the books and records of the Company and its Subsidiaries, to make copies, notes and abstracts therefrom, and to make an independent examination of the books and records of the Company and its Subsidiaries.

9.9.  Amendment of Related Agreements, Etc. Neither the Company nor any of its Subsidiaries shall agree to any amendment or modification of its Charter or by-laws, or agree to any amendment or modification of or grant any waiver or fail to enforce any of its rights pursuant to any of the Related Agreements, unless approved in each case by the Majority Holders in writing.

9.10. Budget. The Majority Holders shall be entitled to review and approve, such approval not to be unreasonably withheld, the Company's annual budget delivered in accordance with the provisions set forth in Section 9.4 hereof, and no material modification of such budget shall thereafter be made without the written consent of the Majority Holders.

9.11. Key Employees. The Company and/or its applicable Subsidiary shall enter into an Employment Agreement and a Non-Compete Agreement with each (a) employee that becomes a Key Employee after the date hereof and (b) each seller in connection with a Permitted Acquisition.

9.12 Independent Directors. Within one hundred twenty (120) days of the date hereof, the Company’s shareholders shall elect an Independent Director that is satisfactory to the Holders to its board of directors in accordance with the terms of its Charter and, at all times thereafter, at least one Independent Director that is satisfactory to the Holders shall be a member of the Company’s board of directors.

10. DEFAULTS.

10.1.  Events of Default. Holders of the Securities will be entitled to exercise the remedies provided by Section 10.2 hereof in accordance with the terms thereof if any one or more of the following events ("Events of Default") shall occur:

(a) the Company shall fail to make any payment of principal or interest on any of the Notes on the date the same shall become due, whether on any scheduled payment date, at maturity or by acceleration or otherwise;

(b) the Company shall fail to redeem any Preferred Stock when due in accordance with the terms of the Charter;

(c) the Company shall fail to pay when due the Repurchase Price for any Warrants or Warrant Shares pursuant to Section 11 hereof;

(d) the Company or any of its Subsidiaries shall fail to perform or observe any covenant, agreement or provision applicable to it (other than those provisions set forth in Sections 10.1(a) - (c) above) set forth in Sections 7, 8 or 9 hereof;

(e) the Company or any of its Subsidiaries shall fail to perform or observe any covenant, agreement or provision applicable to it, under this Agreement or any other Financing Agreement to which it is a party, other than those provisions set forth in Sections 10.1(a) - (d) above, and such failure shall not be rectified, waived or cured to the satisfaction of the Majority Holders within thirty (30) days of written notice thereof to the Company;

(f) there occurs any "Event of Default" under the Senior Loan Agreement or any of the other Senior Documents, including any amendments or modifications thereto;

(g) any representation or warranty made by the Company to any Holder in connection with this Agreement or any Related Agreement or any amendment to this Agreement or any Related Agreement shall prove to have been false, in any material respect, on the date as of which it was made;

(h) the Company or any of its Subsidiaries shall fail (i) to make any required payment on any Indebtedness for Borrowed Money, or (ii) to perform or observe any of the covenants or provisions required to be performed or observed by it pursuant to any of the Related Agreements, as amended from time to time consistent with Section 9.9 and, in the case of each of (i) and (ii), (x) such failure shall continue, without having been duly cured, waived or consented to, beyond the period of grace, if any, therein specified and so as to permit the acceleration thereof, if any acceleration is provided for therein, or (y) any security interest in or other Lien on any property securing any such Indebtedness shall be enforced through judicial proceedings or foreclosure or repossession of collateral;

(i) a final judgment which in the aggregate with other outstanding final judgments against the Company or any of its Subsidiaries exceeds $150,000 shall be rendered against the Company or any of its Subsidiaries if, within 30 days after entry thereof, such judgment shall not have been satisfied and discharged or stayed pending appeal or bonded, or within 30 days after expiration of such stay such judgment shall not have been discharged;

(j) the Company or any of its Subsidiaries shall:

(i)  commence a voluntary case under Title 11 of the United States Code as from time to time in effect, or authorize, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case;

(ii)  have filed against it a petition commencing an involuntary case under said Title 11 and such petition shall not have been dismissed or stayed within 45 days;

(iii)  seek relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or consent to or acquiesce in such relief;

(iv)  have entered against it an order by a court of competent jurisdiction (x) finding it to be bankrupt or insolvent, (y) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (z) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property; or

(v)  make an assignment for the benefit of, or enter into a composition with, its creditors, or appoint or consent to the appointment of a receiver or other custodian for all or a substantial part of its property;

(k) the employment of Steven Ross shall be terminated for any reason, including by resignation, or such Person is otherwise legally restricted from participating in the business conducted by the Company or any of its Subsidiaries, and the Company shall not have hired a replacement for any such Person who has been approved by the Majority Holders within 120 days thereafter,

(l) the Company or any of its Subsidiaries shall fail to maintain in full force and effect any federal, state or local license, permit or operating right material to the operation of its business;

(m) if any of the Financing Agreements shall be cancelled, terminated, revoked or rescinded or any of the Collateral Agent’s or any Holder’s Liens on the Collateral shall cease to be perfected, or shall cease to have the priority contemplated hereby and by the Security Documents, in each case otherwise than in accordance with the terms thereof or with the express prior written consent, agreement or approval of the Majority Holders of the Notes, or any action at law or in equity or other legal proceeding to cancel, revoke or rescind any of the Financing Agreements shall be commenced by or on behalf of the Company or any of its Subsidiaries party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Financing Agreements is illegal, invalid or unenforceable in accordance with the terms thereof;

(n) the Company or any of its Subsidiaries shall be convicted, pursuant to a final determination of a court of competent jurisdiction of a state or federal crime, or the Company or any of its Subsidiaries is held liable, pursuant to a final determination of a court of competent jurisdiction (or admits liability), in any civil or criminal action brought by a governmental entity, a punishment for which in any such case is reasonably likely to include fines or penalties in excess of, or the forfeiture of any assets of the Company or such Subsidiary having a fair market value in excess of $150,000;

(o) the Company or any of its Subsidiaries agrees to the settlement of any one or more pending or threatened actions, suits or proceedings affecting the Company or any of its Subsidiaries before any court or other governmental authority or any arbitrator or mediator, providing for the payment of money exceeding $150,000 in the aggregate;

(p) any material portion of the Company’s, or any of its Subsidiaries’ assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person;

(q) the Company or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

(r) a notice of lien, levy, or assessment is filed of record with respect to any of the Company’s or any of its Subsidiaries’ assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of the Company’s or any of its Subsidiaries’ assets and the same is not paid before such payment is delinquent;

(s) the obligation of any Guarantor under any Guaranty is limited or terminated by operation of law or by such guarantor thereunder; or

(t) there occurs any default under the Subordinated Debt.

10.2.  Remedies. Upon the occurrence and continuance of any of the Events of Default under Section 10.1 hereof, in each and every such case:

(a) the Collateral Agent may and, upon the request of the Majority Holders of the Notes, shall, proceed to protect and enforce its or their rights by suit in equity, action at law and/or other appropriate proceedings either for specific performance of any covenant, provision or condition contained or incorporated by reference in this Agreement or in the Notes, or in aid of the exercise of any power granted in this Agreement or in the Notes, and (unless there shall have occurred an Event of Default under Section 10.1(j) hereof, in which case the unpaid balance of the Notes shall automatically become due and payable) may by notice to the Company, declare all or any part of the unpaid principal amount of the Notes then outstanding to be forthwith due and payable, and thereupon such unpaid principal amount or part thereof, together with interest accrued thereon and all other sums, if any, payable under this Agreement or the Notes shall become so due and payable without presentation, presentment, protest or further demand or notice of any kind, all of which are hereby expressly waived, and such holder or holders may proceed to enforce payment of such amount or part thereof in such manner as it or they may elect; and

(b) (i) the Majority Holders of the Warrants and the Warrant Shares may proceed to protect and enforce its or their rights by suit in equity, action at law and/or other appropriate proceeding for specific performance of any covenant, provision or condition contained or incorporated by reference in this Agreement or in any Related Agreement, or in aid of the exercise of any power granted in this Agreement or any Related Agreement, and, immediately in the case of Section 10.1(j) hereof and at any time after the giving of a Put Notice to the Company pursuant to Section 11 hereof in all other cases, the theretofore unexercised "put" rights set forth in Section 11 hereof shall, to the extent not already exercisable, be deemed to have become immediately exercisable and the Majority Holders of Warrants and the Warrant Shares may in such Put Notice to the Company declare all or part of such theretofore unexercised "put" rights to be forthwith exercised and due and payable (unless there shall have occurred an Event of Default under Section 10.1(j) hereof, in which case such "put" rights shall be automatically exercised and due and payable, whereupon the Repurchase Price for the Warrants and the Warrant Shares subject thereto shall become so due and payable without presentation, presentment, protest or further demand or notice of any kind, all of which are hereby expressly waived), and any such holder or holders may proceed to enforce payment of such amount or part thereof in such manner as it or they may elect; and

(ii) the Majority Holders of the Warrants and the Warrant Shares may demand payment of the CIP Amount pursuant to the CIP Agreement and/or payment of the Fee pursuant to the Fee Agreement; whereupon such CIP Amount and such Fee shall become so due and payable without presentation, presentment, protest or further demand or notice of any kind, all of which are hereby expressly waived, and any such holder or holders may proceed to enforce payment of such amount or part thereof in such manner as it or they may elect; provided that such amounts shall automatically become due and payable in the case of an event described in Section 10.1(j) hereof.

10.3.  Waivers. The Company and each of its Subsidiaries hereby waives, to the extent not prohibited by applicable law, (a) all presentments, demands for performance and notices of nonperformance (except to the extent specifically required by the provisions hereof), (b) any requirement of diligence or promptness on the part of any holder of Securities in the enforcement of its rights under the provisions of this Agreement, the Company's Charter, or any Financing Agreement, and (c) any and all notices of every kind and description which may be required to be given by any statute or rule of law.

10.4.  Course of Dealing. No course of dealing between the Company or any of its Subsidiaries on the one hand, and the Collateral Agent or any Holder of Securities, on the other hand, shall operate as a waiver of any of the rights of the Collateral Agent or any Holder under this Agreement, the Company's Charter, or any Financing Agreement. No delay or omission in exercising any right under this Agreement, the Company's Charter, or any Financing Agreement shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any other occasion.

10.5 Distribution of Proceeds. After the exercise of remedies provided for in Section 10.2 (or after the Notes have automatically become due and payable), any amount received on account of the Obligations shall be applied first, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursement of counsel to the Collateral Agent) payable to the Collateral Agent in its capacity as such and second, to all other Obligations in such order or preference as the Majority Holders may determine, provided that with respect to each type of Obligation owing to the Holders, such as interest, principal, fees and expenses, distributions shall be made among the Holders on a pro rata basis.

11. REPURCHASE OF WARRANTS AND WARRANT SHARES.

11.1.  Right to Put Warrants and Warrant Shares. Following the Approval Date and at any time and from time to time after the earliest of (i) the Maturity Date, or (ii) the date of consummation of a Capital Transaction, or on such earlier date as may be determined under Section 10.2(b) or Section 11.7 hereof, any Holder (an "Exercising Holder") may, by notice to the Company (a "Put Notice"), elect to sell to the Company (and the Company hereby agrees to repurchase), at the Repurchase Price specified in Section 11.5 hereof or Section 11.7 hereof, as applicable, all or such number of the shares of Warrant Shares held by the Exercising Holder and/or all or such portion of the Warrants held by such Exercising Holder then outstanding as is specified in the Put Notice. For all purposes of this Section 11, each Warrant shall be treated as the number of Warrant Shares for which it is then exercisable.

11.2.  Put Closing. The put closing, except as otherwise provided in Section 11.7, shall take place at the offices of the Company at 10:00 a.m. local time on a date (a) not more than 90 days after the date a Put Notice is received by the Company as the Company shall specify by notice to each Exercising Holder, or at such later time as Fair Market Value shall have been determined under Section 11.5(b) hereof, or (b) at such other time and place as each Exercising Holder and the Company may agree upon (a "Put Closing Date"). At the put closing each Exercising Holder will deliver to the Company a certificate or certificates evidencing the Warrant Shares and/or Warrants then to be purchased by the Company (properly endorsed or accompanied by assignments, with signature(s) guaranteed or similar appropriate documentation of authority to transfer, and free and clear of all Liens) against payment of the Repurchase Price to such Exercising Holder in the manner specified in Section 11.4 hereof. Except to the extent prohibited by applicable law, prior to the Put Closing Date, the Company will provide the Holders (on a confidential basis) with all available information that may be material to the exercise of the Holders’ rights under this Section 11, including any plans or proposals for any mergers, sales of assets, acquisitions and substantial sales of stock or other equity interests by its stockholders.

11.3.  Right to Call Warrants or Warrant Shares; Call Closing. At any time after a CIP Notice (as defined in the CIP Agreement) is delivered to the Company by the Majority Holders pursuant to the CIP Agreement, the Company may, by notice to each Holder of Warrants and Warrant Shares (the "Call Notice"), elect to purchase from each Holder of the Warrants and the Warrant Shares (and each Holder hereby agrees to sell to the Company) out of funds legally available therefor, at the Repurchase Price, all but not less than all of Warrant Shares and the Warrants as are then outstanding on a date specified in such notice not fewer than 30 nor more than 90 days after the date of the Call Notice or at such later time as Fair Market Value shall have been determined under Section 11.5(b) hereof. The closing under this Section 11.3 shall take place at the offices of the Company at 10:00 a.m. local time on the date so specified or at such later time as Fair Market Value shall have been determined under Section 11.5(b) hereof, or at such other time and place as the Company and the Holders may agree upon (the "Call Closing Date"). At the call closing the Holders will deliver to the Company a certificate or certificates evidencing the Warrant Shares and/or the Warrants, to be purchased by the Company (properly endorsed or accompanied by assignments, with signature(s) guaranteed or similar appropriate documentation of authority to transfer, and free and clear of all Liens) against payment of the Repurchase Price to the Holders in the manner specified in Section 11.4 hereof and payment of the Fee under and as defined in the Fee Agreement. Except to the extent prohibited by applicable law, prior to the Call Closing Date, the Company will provide the Holders (on a confidential basis) with all available information that may be material to the exercise of each Holder’s rights under this Section 11, including any plans or proposals for any mergers, sales of assets, acquisitions and substantial sales of stock or other equity interests by its stockholders.

11.4.  Payment. The Company shall pay the Repurchase Price and, in the case of a “call”, the Fee under and as defined in the Fee Agreement, at any closing under Section 11.2 or 11.3 hereof out of funds legally available therefor in cash, or otherwise, immediately available funds. In the event that any portion of the Repurchase Price or, in the case of a “call”, any portion of the Repurchase Price or any portion the Fee under and as defined in the Fee Agreement, is not paid as a result of any insufficiency of legally available funds or otherwise, (a) in the case of a “put” each Exercising Holder shall retain all of its rights hereunder and under and in connection with the Warrant Shares and Warrants held by such Exercising Holder, as to that number of Warrant Shares and/or that portion of the Warrants exercisable for that number of Warrant Shares as such unpaid portion represents (the "Unrepurchased Securities"), until such time as the unpaid portion of the Repurchase Price and interest thereon, determined as set forth below, shall be paid to such Exercising Holder; and each Exercising Holder shall, at any time or from time to time prior to payment of the Repurchase Price for any Unrepurchased Securities, be entitled, by notice to the Company (the "Rescission Notice"), to rescind its put of all or part of such Unrepurchased Securities pursuant to Section 11.1 and (b) in the case of a “call”, such “call” shall be terminated and the relevant Call Notice automatically rescinded and each Holder shall retain all its rights hereunder, under the CIP Agreement and the Fee Agreement and under and in connection with all of the Warrant Shares and the Warrants to be purchased pursuant to such Call Notice until such time as the Holders receive a new Call Notice from the Company. Unless and until the Company receives a Rescission Notice, the unpaid portion of the Repurchase Price allocable to the Unrepurchased Securities shall remain an obligation of the Company and shall become due and payable, in cash or immediately available funds, as soon as there are funds legally available therefor. Interest shall accrue from the date 90 days after the date on which the Company receives the applicable Put Notice on any unpaid portion of the Repurchase Price at the rate of 18% per annum, compounded on a monthly basis to the extent permitted by law and payable on demand.

11.5.  Repurchase Price for Warrants and Warrant Shares.

(a) Repurchase Price. The repurchase price (the "Repurchase Price") shall be an amount equal to, (i) in the case of each Warrant Share, the quotient obtained by dividing (A) the greatest of (1) the Fair Market Value of the Company's common stock equity (as determined pursuant to Section 11.5(b) hereof), (2) the Formula Value of the Company’s common stock equity (as determined pursuant to Section 11.5(c) hereof, respectively), calculated as of the date of the related Put Notice or Call Notice under Section 11.1 or 11.3 hereof, as applicable, plus, the aggregate consideration to be paid to the Company upon the exercise of all then exercisable outstanding warrants, options or convertible securities pursuant to which the Company is then obligated to issue Common Stock, to the extent such securities would be deemed to convert pursuant to the definition of Fully Diluted Basis or (3) the closing stock price of the Company’s common stock equity multiplied by the number of shares of Common Stock then outstanding, calculated on a Fully Diluted Basis, plus, the aggregate consideration to be paid to the Company upon the exercise of all then exercisable outstanding warrants, options or convertible securities pursuant to which the Company is then obligated to issue Common Stock, to the extent such securities would be deemed to convert pursuant to the definition of Fully Diluted Basis (the greatest of subclauses (1), (2) and (3) hereinafter being referred to as the “Common Equity Value”); provided that, in the event that the Public Valuation Criteria is satisfied, then the Common Equity Value shall be the amount set forth in subclause (A)(3) above, by (B) the number of shares of Common Stock then outstanding, calculated on a Fully Diluted Basis, and (ii) in the case of each Warrant, (A) the product of the repurchase price per Warrant Share then purchasable under such Warrants as determined under this Section 11.5 multiplied by the number of such shares then purchasable thereunder, minus (B) the aggregate exercise price for such shares.

(b) Fair Market Value. For a period of 10 days after the date of any Put Notice (the "Negotiation Period"), each Exercising Holder and the Company agrees to negotiate in good faith to reach agreement upon the fair market value of the Company's common stock equity (the "Fair Market Value"). In the event that each Exercising Holder and the Company are unable to agree upon the Fair Market Value by the end of the Negotiation Period, the Fair Market Value of the Company's common stock equity shall be determined for purposes of this Section 11.5(b) initially by an appraiser of nationally recognized standing selected by the Company (the "Company Appraiser") and whose appraisal (the "Company Appraisal") shall be furnished to each Exercising Holder within 45 days after the end of the Negotiation Period. If no Exercising Holder objects to such determination within 15 days after such Exercising Holder’s receipt of the Company Appraisal, the fair market value determined by the Company Appraiser shall be the Fair Market Value. If an Exercising Holder objects to the Fair Market Value determined by the Company Appraiser, the Exercising Holders may select an Appraiser (the "Investor Appraiser") who shall review the determination of the Company Appraiser and issue a report thereon (the "Investor Appraisal") to each Exercising Holder and the Company, within 30 days after delivery to the Exercising Holders of the Company Appraisal. Within 10 days after delivery to the Company of the Investor Appraisal, the Company Appraiser and the Investor Appraiser shall meet in order to resolve any questions or differences with respect to the Fair Market Value. If such Appraisers agree on a Fair Market Value of the Company's common stock equity, such Fair Market Value shall be the Fair Market Value. If no agreement is reached, such Appraisers shall select an appraiser of nationally recognized standing (the "Third Appraiser") within five days after such meeting. Fair Market Value shall then be determined by the Third Appraiser within 30 days after delivery to the Company of the Investor Appraisal, and the determination of the Third Appraiser shall be conclusive and binding upon the Company and each Exercising Holder. Fair Market Value shall in all cases be calculated by determining the Fair Market Value of the entire common stock equity interest of the Company taken as a whole, without discounts for minority interests or restrictions on transfer or illiquidity. All expenses relating to the appraisals shall be borne by the Company. The Fair Market Value of the Company’s common stock equity shall be determined taking into account the aggregate liquidation preference attributable to shares of the Company’s outstanding Preferred Stock which are not deemed to be converted for purposes of calculating outstanding shares on a Fully-Diluted Basis.

(c) Formula Value. The “Formula Value” of the Company’s common stock equity at any particular date of determination shall be an amount calculated as follows: six (6) x EBITDA for the trailing twelve months as determined by reference to the unaudited income statement most recently available of the Company (or the audited financial statements in the case of months constituting the fiscal year or any part thereof for which audited financial statements are available), prepared in accordance with GAAP (subject, in the case of interim financial statements, to normal year end adjustments and the absence of footnotes), for the period ended as of the last day of the month ending immediately prior to the date the Formula Value is being determined, less all Indebtedness for Borrowed Money of the Company on any day of calculation, less to the extent (and only to the extent) that any Preferred Stock is deemed not to convert to Common Stock pursuant to the definition of “Fully Diluted Basis”, the aggregate liquidation preference of all such Preferred Stock, plus cash, (less outstanding checks) on any day of calculation held by the Company.

11.6.  Additional Payments Upon Merger, Etc. If at any time within six (6) months after any Put Closing Date or Call Closing Date with respect to the repurchase or exchange of any Warrants and/or Warrant Shares, the Company or any of its Subsidiaries shall become party to any Capital Transaction or the Company or any of its Subsidiaries or their respective stockholders enter into any agreement or letter of intent contemplating any Capital Transaction, the Company shall, simultaneously with the consummation of such Capital Transaction or at such later time as any payment is received by the Company or any of its stockholders in respect of such Capital Transaction, make an additional payment to each Exercising Holder in an amount per Warrant Share (or share of common stock issuable upon exercise of any Warrant) repurchased from such Exercising Holder pursuant to Section 11.2 or 11.3 hereof equal to the excess, if any, of the value per share of the cash, securities and other property that such Exercising Holder would have received (or that the Company received in which such Exercising Holder would have had a beneficial interest as a stockholder of the Company) had such Exercising Holder’s Warrant Shares and/or Warrants not been previously repurchased pursuant to Section 11.2 or 11.3 hereof, but instead had been repurchased pursuant to Section 11.6 hereof, over the payment received by such Exercising Holder with respect to each such share pursuant to Section 11.2 or 11.3 hereof. Each payment to an Exercising Holder to this Section 11.6 shall be made either in cash or in the form of consideration received by the Company or the holders of common equity of the Company, as the case may be.

11.7.  Repurchase Price Upon Certain Transactions. The Company will give each Major Holder of Warrants and Warrant Shares at least 45 days' prior written notice of any Capital Transaction. Not less than 25 days prior to the consummation of such Capital Transaction, other than a Capital Transaction described in clause (iii) of the definition thereof, each Holder may elect to exercise its put rights, under Section 11.1 hereof, provided that if any Holder exercises its put rights under this Section 11.6 then, notwithstanding any other provision of this Section 11, the closing of the resulting purchase of Warrant Shares and/or Warrants shall occur simultaneously with the closing of such Capital Transaction and the Repurchase Price, for purposes of this Section 11.7, shall be equal to (a) in the case of each Warrant, (i) the product of the Repurchase Price per Warrant Share then purchasable thereunder as determined pursuant to clause (b) below multiplied by the number of such shares then purchasable thereunder, less (ii) the aggregate exercise price for such shares and (b) in the case of each share of such Warrant Shares, (i) in the case of a merger, or any other stock transaction, the highest price per share received by any holder of Common Stock in connection with such transaction, and (ii) in the case of any liquidation or sale of assets, the quotient of (A) the Adjusted Net Worth of the Company immediately prior to such liquidation or immediately after such sale, divided by (B) the sum of the number of shares of Common Stock then outstanding on a Fully Diluted Basis.

12. REGISTRATION RIGHTS.

Each Holder will have certain registration rights with respect to the Warrants and the Warrant Shares as set forth in the Registration Rights Agreement.

13. SUBSEQUENT HOLDERS OF SECURITIES.

Whether or not any express assignment has been made in this Agreement, the provisions of this Agreement and the Financing Agreements that are for the benefit of the Holders as holders of any Securities are also for the benefit of, and enforceable by, all subsequent holders of Securities; provided that in any event, the Collateral Agent shall always act as agent for the Holders with respect to enforcement of any Security Document in accordance with the terms and conditions hereof.

14. REGISTRATION AND TRANSFER OF SECURITIES.

14.1.  Registration, Transfer and Exchange of Notes.

(a) The Company shall keep at its principal office a register in which shall be entered the names and addresses of the registered Holders of the Notes issued by it and particulars of the respective Notes held by them and of all transfers of such Notes. The ownership of any of the Notes shall be proven by such register and the Company may conclusively rely upon such register.

(b) The Holder of any of the Notes may at any time and from time to time prior to maturity or redemption thereof surrender any Note held by it for exchange or (subject to compliance with the applicable provisions of Section 15 hereof) transfer at said office of the Company. Within a reasonable time thereafter and without expense (other than transfer taxes, if any) to such Holder, the Company shall issue, at its expense, in exchange therefor another Note or Notes, dated the date to which interest has been paid on the surrendered Note, for the same aggregate principal amount as the unpaid principal amount of the Note or Notes so surrendered, having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as the Note or Notes so surrendered. Each such new Note shall be in the denominations and registered in the name of such person or persons as the Holder of such surrendered Note or Notes may designate in writing, and such exchange shall be made in a manner such that no additional or lesser amount of principal or interest shall result. The Company will pay shipping and insurance charges, from and to each Holder's principal office, involved in the exchange or transfer of any Note.

(c) Each Note issued hereunder, whether originally or in substitution for, or upon transfer or exchange of, any Note shall be registered on the date of execution thereof by the Company. The registered Holder of a Note shall be deemed to be the owner of such Note for all purposes of this Agreement. All notices given hereunder to such Holder shall be deemed validly given if given in the manner specified in Section 17 hereof.

14.2.  Registration, Transfer and Exchange of Warrants.

(a) The Company shall keep at its principal office a register in which shall be entered the names and addresses of the Holders of Warrants issued by it and particulars of the respective Warrants held by them and of all transfers of such Warrants. The ownership of any of the Warrants shall be proven by such register and the Company may conclusively rely upon such register.

(b) The Holder of any of the Warrants may at any time and from time to time prior to exercise, repurchase or redemption thereof surrender any Warrant held by it for exchange or (subject to compliance with Section 15 hereof) transfer at said office of the Company. On surrender for exchange of the Warrants, properly endorsed, to the Company, the Company at its expense will issue and deliver to or on the order of the Holder thereof a new Warrant or Warrants of like tenor, in the name of such Holder or, upon payment by such Holder of any applicable transfer taxes, as such Holder may direct, calling in the aggregate on the face or faces thereof for the number of Warrant Shares called for on the face or faces of the Warrants so surrendered. The Company will pay shipping and insurance charges, from and to each Holder's principal office, involved in the exchange or transfer of any Warrant.

(c) Each Warrant issued hereunder, whether originally or in substitution for, or upon transfer or exchange of, any Warrant shall be registered on the date of execution thereof by the Company. The registered Holder of a Warrant shall be deemed to be the owner of such Warrant for all purposes of this Agreement. All notices given hereunder to such Holder shall be deemed validly given if given in the manner specified in Section 17 hereof.

14.3.  Transfer and Exchange of Common Stock.

(a) The Company shall keep at its principal office a register in which shall be entered the names and addresses of the Holders of any Common Stock (including Warrant Shares) and the particulars (including without limitation the class thereof, if applicable) of the respective Common Stock held by them and of all transfers of shares of Common Stock (including Warrant Shares). References to the "holder" or "holder of record" of any Common Stock shall mean the holder thereof unless the holder shall have presented the stock certificates evidencing same to the Company for transfer and the transferee shall have been entered in said register as a subsequent holder, in which case the terms shall mean such subsequent holder. The ownership of any of the Common Stock shall be proven by such register and the Company may conclusively rely upon such register.

(b) Upon surrender at such office of any certificate representing shares of Common Stock (including Warrant Shares) for registration of exchange or (subject to compliance with the applicable provisions of this Agreement, including without limitation the conditions set forth in Section 15 hereof) transfer or conversion, the Company shall issue, at its expense, one or more new certificates, in such denomination or denominations as may be requested, for shares of such class of Common Stock, as applicable, as may be requested, and registered as such holder may request. Any certificate representing shares of Common Stock (including Warrant Shares) surrendered for registration of transfer shall be duly endorsed, or accompanied by a written instrument of transfer duly executed by the holder of such certificate or his attorney duly authorized in writing. The Company will pay shipping and insurance charges, from and to each holder's principal office, upon any transfer, exchange or conversion provided for in this Section 14.3.

(c) Each certificate evidencing Common Stock (including Warrant Shares), whether originally or in substitution for, or upon transfer, conversion or exchange of, any Common Stock (including Warrant Shares), as applicable, or upon the exercise of any Warrant shall be registered on the date of execution thereof by the Company. The registered holder of record shall be deemed to be the owner of the Common Stock, as applicable, for all purposes of this Agreement. All notices given hereunder to the holder of record shall be deemed validly given if given in the manner specified in Section 17 hereof.

14.4.  Replacement of Securities. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Security and, in the case of any such loss, theft or destruction, upon delivery of an indemnity bond in such reasonable amount as the Company may determine (or, in the case of any Security held by any Investor or another institutional Holder, an unsecured indemnity agreement from such Investor or such other Holder reasonably satisfactory to the Company) or, in the case of any such mutilation, upon the surrender of such Security for cancellation to the Company at its principal office, the Company, at its own expense, will execute and deliver, in lieu thereof, a new Security of like tenor, dated in the case of a Note so that there will be no loss of interest. Any Security in lieu of which any such new Security has been so executed and delivered by the Company shall not be deemed to be outstanding for any purpose of this Agreement.

15. RESTRICTIONS ON TRANSFER AND CONFIDENTIALITY.

15.1.  General Restriction. The Securities shall be transferable only upon the satisfaction of the conditions set forth below in this Section 15.

15.2.  Notice of Transfer. Prior to any transfer of any Securities, the Holder thereof shall be required to give written notice to the Company describing in reasonable detail the manner and terms of the proposed transfer and the identity of the proposed transferee (the "Transfer Notice"), accompanied by (a) (i) a certificate of such Holder or the proposed transferee certifying that such transferee is an "accredited investor," as defined in the Securities Act, and (ii) if requested by the Company in connection with a transfer of any Securities (other than Notes evidencing the Loan), an opinion, addressed to the Company, of Bingham McCutchen LLP or other counsel reasonably acceptable to the Company, that such transfer may be effected without registration of such Securities under the Securities Act, and (b) the written agreement of the proposed transferee to be bound by all of the provisions hereof and of the Financing Agreements, applicable to holders of such Securities hereunder or thereunder.

15.3.  Restrictive Legends. Except as otherwise permitted by this Section 15, each Security (other than the Notes evidencing the Loan) shall bear the legend specified for such Security on Schedule 15.3 hereto.

15.4.  Termination of Restrictions. The restrictions imposed by this Section 15 upon the transferability of Securities (other than the Notes evidencing the Loan) shall terminate as to any particular Securities when such Securities shall have been effectively registered under the Securities Act or sold pursuant to a Public Sale. Whenever any of such restrictions shall terminate as to any Securities, the holder thereof shall be entitled to receive from the Company, at such Person's expense, new Securities without such legends.

15.5.  Confidentiality. Each Major Holder, and its agents and representatives, will hold in confidence all proprietary information of the Company and its Subsidiaries provided or made available to such Major Holder pursuant to Section 9 hereof until such time as such information has become publicly available other than as a consequence of any breach by a Major Holder of its confidentiality obligations hereunder; provided that the Major Holders may disclose such proprietary information to potential transferees of their Securities, and the agents, representatives, counsel and affiliates of such transferees so long as such transferees and their agents, representatives, counsel and affiliates, as applicable to be bound be the confidentiality provisions contained herein..

16. EXPENSES; INDEMNITY.

(a) The Company hereby agrees to pay on demand all reasonable out-of-pocket expenses incurred by the Collateral Agent and the Holders, in connection with the transactions contemplated by this Agreement and the Related Agreements and in connection with any amendments or waivers (whether or not the same become effective) hereof and thereof and all reasonable out-of-pocket expenses incurred by the Collateral Agent or any Holder of any Security issued hereunder in connection with the enforcement of any rights hereunder, under any other Related Agreement or with respect to any Security, including without limitation (i) the cost and expenses of preparing and duplicating this Agreement, the Securities and each of the other Related Agreements, (ii) the cost of delivering to the Investors’ principal offices, insured to their satisfaction, the Securities sold to them hereunder and any Securities delivered to them in exchange therefor or upon any exercise, conversion or substitution thereof, (iii) the reasonable legal fees and all charges for costs, expenses and disbursements of Bingham McCutchen LLP, special counsel to the Collateral Agent, Woodside IV and Woodside QP, in connection with the transactions contemplated by this Agreement and the Related Agreements and any amendments, modifications, approvals, consents or waivers hereunder or thereunder, (iv) the reasonable fees, expenses and disbursements of the Investors’ accountants, consultants and other experts, in connection with their due diligence investigation of the Company and its Subsidiaries and collateral examinations of the Company and its Subsidiaries; (v) all documentary stamp and similar taxes at any time payable in respect of this Agreement, the issuance of any of the Securities and any other Related Agreement, (vi) all reasonable out-of-pocket expenses, costs and liabilities (including without limitation (x) reasonable attorneys’, consultant’s, environmental consultant’s, collateral examiner’s, collateral auditor’s, commercial finance examiner’s, accountant’s, appraiser’s, engineer’s, investment banker’s and similar professional fees and costs, whether or not such professionals are employees of the Collateral Agent or any Holder, (y) all costs associated with any rights of board attendance, observation or inspection and travel and lodging expenses related thereto and (z) fees and expenses in connection with Uniform Commercial Code and other lien searches and filing fees) incurred by the Collateral Agent or any Holder in connection with (A) the exercise, enforcement or preservation of rights under this Agreement or any of the Related Agreements against the Company or any of its Subsidiaries or any of their officers or employees party thereto, (B) the administration of this Agreement and the Related Agreements, whether before or after the occurrence of a Default or Event of Default and (C) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the relationship of the Collateral Agent or any Holder with the Company and any of its Subsidiaries.

(b) The Company hereby further agrees to indemnify, exonerate and hold the Collateral Agent, the Holders and their stockholders, officers, directors, employees, general partners, limited partners and agents free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses (including, without limitation, reasonable attorneys' fees and disbursements), incurred in any capacity by any of the indemnitees as a result of or relating to (A) any transaction financed or to be financed in whole or in part directly or indirectly with proceeds from the Loan or the sale of any of the Securities, or (B) the execution, delivery, performance or enforcement of this Agreement (including, without limitation, any failure by the Company or any of its Subsidiaries to comply with any of its covenants hereunder), the Related Agreements or any instrument contemplated hereby or thereby, except, in each such case, for any such liabilities arising from any indemnitee's breach of this Agreement, gross negligence or willful misconduct.

(c) The Company hereby indemnifies the Collateral Agent and the Holders against and agrees that it will hold the Collateral Agent and the Holders harmless from any claim, demand or liability for any broker's, finder's or placement fees or lender's incentive fees alleged to have been incurred by any of them connection with the transactions contemplated by this Agreement or the Related Agreements.

(d) Except to the extent otherwise expressly provided herein, the Company shall pay on demand interest at a rate per annum equal to the lesser of the maximum rate of interest permitted by law or 18% (compounded quarterly) on all overdue amounts payable under this Agreement until such amounts shall be paid in full.

(e) The obligations of the Company under this Section 16 shall survive payment or transfer of the Securities and the termination of this Agreement.

17. NOTICES.

Any notice or other communication in connection with this Agreement, any other Financing Agreement or the Securities will be in writing and shall be deemed to be properly delivered if either personally delivered or sent by facsimile, overnight courier or mailed certified or registered mail, return receipt requested, postage prepaid, to the recipient at the address specified below:

If to the Company, then to its address set forth on page 1 hereof, to the attention of the President or at such other address as such person shall have specified by notice actually received by the addressor, with a copy to Gregory Sichenzia, Esq., Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32nd Fl., New York, New York 10006 (FAX) 212-930-9725.

If to the Collateral Agent, then to it at its address set forth on page 1 hereof, or at such other address as the Collateral Agent shall have specified by notice actually received by the addressor, with a copy to Matthew Furlong, Bingham McCutchen LLP, 150 Federal Street, Boston, Massachusetts 02110, phone: 617-951-8904, facsimilie: 617-951-8736.

If to the Investors, then to each of them at the respective address set forth on page 1 hereof, or at such other address as any Investor shall have specified by notice actually received by the addressor, with a copy to Matthew Furlong, Bingham McCutchen LLP, 150 Federal Street, Boston, Massachusetts 02110, phone: 617-951-8904, facsimilie: 617-951-8736.

If to any other Holder of any Security, to it at its address set forth in the applicable register referred to in Section 14 hereof.

Any such notice shall be effective (a) if delivered personally or by facsimile, when received, (b) if sent by overnight courier, when receipted for, and (c) if mailed as described above, five (5) days after being so mailed.

18. SURVIVAL AND TERMINATION OF COVENANTS.

All covenants, agreements, representations and warranties made herein or in any other document referred to herein or delivered to the Collateral Agent or the Holders pursuant hereto shall be deemed to have been relied on by the Collateral Agent and the Holders, notwithstanding any investigation made by the Collateral Agent or any Holder or on the Collateral Agent’s or any Holder’s behalf, and shall survive the execution and delivery to the Collateral Agent and the Holders hereof and of the Securities.

19. AMENDMENTS AND WAIVERS.

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Majority Holders, with respect to any provision of this Agreement which by its terms operates for the benefit of such respective Holders; provided that any provision hereunder governing the rights, obligations or liabilities of the Collateral Agent in capacity as such may not be amended or waiver without the written consent of the Collateral Agent. For the avoidance of doubt, in the event that any provision hereof expressly requires the consent of the Holders, the consent of each Holder shall be required hereunder.

20. COLLATERAL AGENT.

20.1. Appointment. Each of the Holders hereby irrevocably designates and appoints Woodside Agency Services, LLC, as its Collateral Agent under this Agreement, the Security Documents and the other Financing Agreements and to hold all Liens upon the Collateral on its behalf (and the Collateral Agent hereby accepts such appointment), and each Holder hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Agreement, the Security Documents and the other Financing Agreements, and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Furthermore, each Holder hereby (i) irrevocably authorizes and directs the Collateral Agent to (A) execute the Intercreditor Agreement and (B) take any and all actions contemplated or required thereunder and (ii) agrees to comply with the provisions of such Intercreditor Agreement. The provisions of this Section 20 are solely for the benefit of the Collateral Agent and the Holders, and none of the Company or any of its Subsidiaries shall have any rights as third party beneficiaries of any of the provisions hereof. In performing its functions and duties under this Agreement, the Security Documents and the other Financing Agreements, the Collateral Agent shall act solely as agent of the Holders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Company or any of its Subsidiaries. The Collateral Agent may perform any of its duties under this Agreement, the Security Documents or the other Financing Agreements, by or through its agents or employees.

20.2. Nature of Duties. The Collateral Agent shall have no duties or responsibilities except those expressly set forth in this Agreement, the Security Documents or the other Financing Agreements. The Collateral Agent agrees, that contemporaneously with its exercise of remedies pursuant to this Agreement, the Security Documents and the other Financing Agreements, it shall use reasonable efforts to consult thereon with the Holders to the extent practicable. The Collateral Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Holder. Nothing in this Agreement, the Security Documents or any other Financing Agreements, express or implied, is intended to or shall be construed to impose upon the Collateral Agent any obligations in respect of this Agreement, the Security Documents or any other Financing Agreements except as expressly set forth herein or therein. The Collateral Agent may employ agents, co-agents and attorneys-in-fact and shall not be responsible to the Holders for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

20.3. Rights, Exculpation, Etc. Neither the Collateral Agent nor any of its officers, directors, employees or agents shall be liable to any Holder for any action taken or omitted by it or any of them under this Agreement, the Security Documents or other Financing Agreements, or in connection herewith or therewith. The Collateral Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to this Agreement, (provided, that the Collateral Agent shall be liable to the Holders to correct any such ministerial error on any settlement following its obtaining knowledge of such error), and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Holder to whom payment was due but not made shall be to recover from the other Holders any payment in excess of the amount to which it is determined to have been entitled. The Collateral Agent shall not be responsible to any Holder for any recitals, statements, representations or warranties contained in this Agreement, the Security Documents, any other Financing Agreements or any Financial Statements, or made by the Company or any of its Subsidiaries in connection with appraisals performed prior to or following the Closing Date with respect to the equipment, real estate or other assets, or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement, the Security Documents or any of the other Financing Agreements or any of the transactions contemplated thereby, or for the financial condition of the Company. The Collateral Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Security Documents or any of the other Financing Agreements or the financial condition of the Company, or the existence or possible existence of any Default or Event of Default. The Collateral Agent may at any time request instructions from the Majority Holders with respect to any actions or approvals which by the terms of this Agreement, the Security Documents or of any of the other Financing Agreements the Collateral Agent is permitted or required to take or to grant, and the Collateral Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Security Documents or other Financing Agreements until it shall have received such instructions from the Majority Holders. Without limiting the foregoing, no Holder shall have any right of action whatsoever against the Collateral Agent as a result of the Collateral Agent acting or refraining from acting under this Agreement, the Security Documents or any other Financing Agreements in accordance with the instructions of the Majority Holders.

20.4. Reliance. The Collateral Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement, the Security Documents or any other Financing Agreements, and its duties hereunder or thereunder, and upon advice and statements of legal counsel, independent accountants, consultants and other experts selected by it. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement, the Security Documents and the other Financing Agreements unless it shall first receive such advice or concurrence of the Majority Holders or Holders, as applicable, as it deems appropriate or it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct.

20.5. Indemnification of the Collateral Agent and the Holders by the Holders. To the extent that the Collateral Agent is not reimbursed and indemnified by the Company, the Holders will reimburse and indemnify the Collateral Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Collateral Agent in any way relating to or arising out of this Agreement, the Security Documents, or any of the other Financing Agreements or any action taken or omitted by the Collateral Agent under this Agreement, the Security Documents or any of the other Financing Agreements, in proportion to each Holder’s share of the outstanding amount of the Notes or other Securities, as applicable; provided, however, that no Holder shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from the Collateral Agent’s recklessness, gross negligence or willful misconduct, or representing ordinary costs and overhead expenses of the Collateral Agent which do not constitute out-of-pocket expenses or allocated in-house counsel fees.

20.6. Notices of Default. The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under any Security Documents or other Financing Agreements unless it has received notice of such Default or Event of Default in accordance with the terms hereof or thereof or notice from the Company referring to this Agreement, the Security Documents or any other Financing Agreements, describing such Default or Event of Default and stating that such notice is a “notice of default”.

20.7. Collateral Agent in Individual Capacity. Woodside QP and Woodside IV and their affiliates may generally engage in any kind of business with the Company as though the Collateral Agent were not the Collateral Agent hereunder. With respect to any Security issued to Woodside QP or Woodside IV, such Persons shall have the same rights and power under this Agreement, the Security Documents and the other Financing Agreements as though Woodside Agency Services, LLC was not the Collateral Agent hereunder, and without notice to or the consent of the other Holders.

20.8. Successor Collateral Agent.

(a) The Collateral Agent may resign from the performance of all of its functions and duties under this Agreement and the other Financing Agreements at any time by giving at least ten (10) Business Days’ prior written notice to the Company and each Holder. Such resignation shall take effect upon the acceptance by a successor Collateral Agent of appointment pursuant to clause (b) or (c) below.

(b) Upon any such notice of resignation, the Holders shall appoint a successor Collateral Agent.

(c) If a successor Collateral Agent shall not have been so appointed within such ten (10) Business Day period because the Holders have not agreed on such successor, the retiring Collateral Agent shall then appoint a successor Collateral Agent who shall serve as Collateral Agent until such time, if any, as the Holders shall appoint a successor Collateral Agent as provided above.

20.9. Collateral Matters.

(a) The Holders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Collateral Agent’s Lien upon any Collateral (i) upon the payment in full of the Notes and all other obligations which the Collateral Agent has been notified in writing are then due and payable; (ii) constituting property in which the Parent, the Company or any of their Subsidiaries owned no interest at the time the Lien was granted or at any time thereafter; (iii) constituting property leased to the Parent, the Company or any of their Subsidiaries under a lease which has expired or been terminated in a transaction permitted under this Agreement or which will expire imminently and which has not been, and is not intended by the Company to be, renewed or extended; (iv) if approved, authorized or ratified in writing by the Majority Holders; or (v) as otherwise as required pursuant to the Intercreditor Agreement. Upon request by the Collateral Agent or the Company at any time, the Holders will confirm in writing the Collateral Agent’s authority to release any Collateral Agent’s Liens upon particular types or items of Collateral pursuant to this Section 20.9.

(b) The Collateral Agent shall have no obligation whatsoever to any of the Holders to assure that the Collateral exists or is owned by the Company or is cared for, protected or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent pursuant to this Section 20.9 or pursuant to any of the Security Documents or other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion and that the Collateral Agent shall have no duty or liability whatsoever to any Holder as to any of the foregoing.

20.10. Agency for Perfection. Subject to the Intercreditor Agreement, each Holder hereby appoints the Collateral Agent as agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Articles 8 or 9 of the UCC can be perfected only by possession. Should any Holder (other than the Collateral Agent) obtain possession of any such Collateral, such Holder shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions.

20.11. Concerning the Collateral and Related Loan Documents. Each Holder authorizes and directs the Collateral Agent to enter into this Agreement, the Security Documents and the other Financing Agreements relating to the Collateral, for the benefit of the Collateral Agent and the Holders. Each Holder agrees that any action taken by the Collateral Agent in accordance with the terms of this Agreement, the Security Documents or the other Financing Agreements relating to the Collateral, and the exercise by the Collateral Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be deemed authorized by and binding upon all of the Holders.

21. CONSENT TO JURISDICTION.

THE COMPANY HEREBY AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS IN AND OF THE COMMONWEALTH OF MASSACHUSETTS OVER ANY SUIT, ACTION OR PROCEEDING EXISTING UNDER OR RELATING TO THIS AGREEMENT, THE SECURITIES OR ANY OF THE OTHER FINANCING AGREEMENTS, AND CONSENTS THAT SERVICE OF PROCESS WITH RESPECT TO ALL COURTS IN AND OF THE COMMONWEALTH OF MASSACHUSETTS MAY BE MADE BY REGISTERED MAIL TO IT AT ITS ADDRESS SET FORTH ON PAGE 1 HEREOF.

22. RIGHT TO PUBLICIZE

The Company hereby acknowledges that each of the Investors will have the right to publicize its investment in the Company as contemplated hereby by means of a tombstone advertisement or other customary advertisement in newspapers and other periodicals.

23. WAIVER OF JURY TRIAL.

THE COMPANY HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN ANY SUIT, ACTION OR PROCEEDING EXISTING UNDER OR RELATING TO THIS AGREEMENT, THE SECURITIES OR ANY OF THE OTHER FINANCING AGREEMENTS.

24. MISCELLANEOUS.

(a) This Agreement and the other Related Agreements set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and supersede any prior written or oral understandings with respect thereto. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. THIS AGREEMENT IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT AND MAY BE EXECUTED IN ANY NUMBER OF COUNTERPARTS WHICH TOGETHER SHALL CONSTITUTE ONE INSTRUMENT AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC SUBSTANTIVE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE DOMESTIC SUBSTANTIVE LAWS OF ANY OTHER STATE, AND SHALL BIND AND INURE TO THE BENEFIT OF THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS.

(b) The Company acknowledges that the Holders or any of their Affiliates may be providing financing or other services to parties whose interests may conflict with the interests of the Company. Each Holder agrees that it will not furnish confidential information obtained from the Company to any of its other customers and that it will treat confidential information relating to the Company and is Affiliates with the same degree of care as they treat its own confidential information. Each Holder further advises the Company that it will not make available to the Company confidential information that it has obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, the Company agrees that each Holder is permitted to access, use and share with any of its Affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Company or any of its Affiliates that is or may come into the possession of such Holder or any of such Affiliates.

(c) The Company agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of any Holder or their respective affiliates or referring to this Agreement, the other Financing Agreements or the transactions contemplated hereby without the prior written consent of each Holder.

[Signature page follows.]

If the foregoing corresponds with your understanding of our agreement, kindly sign this letter and the accompanying copies thereof in the appropriate space below and return one counterpart of the same to the Company, at its address first listed above.

Very truly yours,

NATIONAL INVESTMENT MANAGERS INC.

By:
Name:
Title:

Accepted and agreed to:

WOODSIDE CAPITAL PARTNERS IV, LLC, as a Holder

By: Woodside Opportunity Partners, LLC, its Manager
By: Woodside Capital Management, LLC, its Manager

By:
Name:
Title:

WOODSIDE CAPITAL PARTNERS IV QP, LLC, as a Holder

By: Woodside Opportunity Partners, LLC, its Manager
By: Woodside Capital Management, LLC, its Manager

By:
Name:
Title:

LEHMAN BROTHERS COMMERCIAL BANK, as a Holder

By:
Name:
Title:

WOODSIDE AGENCY SERVICES, LLC, as Collateral Agent

By:	Woodside Capital Management, LLC, its Manager

By:
Name:
Title: